EXECUTION VERSION

EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

among

BSREP II Aries Pooling LLC,
BSREP II Aries DE Merger Sub Inc.
and
Associated Estates Realty Corporation

dated

April 22, 2015

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AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (“Agreement”), dated April 22, 2015 (“Signing Date”), is among BSREP II Aries Pooling LLC, a Delaware limited liability company (“Parent”), BSREP II Aries DE Merger Sub Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and Associated Estates Realty Corporation, an Ohio corporation (the “Company”).
RECITALS

A.
The Boards of Directors of Parent, Merger Sub and the Company each have unanimously approved, and in the case of the Company and Merger Sub deem it advisable and in the best interests of their respective shareholders to consummate, the acquisition of the Company by Parent by means of a merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Company Common Shares (such Company Common Shares issued and outstanding immediately before the Effective Time, collectively, “Shares”), other than Shares owned by Parent or any direct or indirect wholly owned Subsidiaries of Parent and any shares of Company Common Shares held in the treasury of the Company, will be converted into the right to receive the Merger Consideration.

B.
To induce the Company to enter into this Agreement, simultaneously with the execution of this Agreement, Brookfield Strategic Real Estate Partners II-A L.P., a Delaware limited partnership, Brookfield Strategic Real Estate Partners II-A (ER) L.P., a Delaware limited partnership, Brookfield Strategic Real Estate Partners II-B L.P., a Delaware limited partnership, Brookfield Strategic Real Estate Partners II-C L.P., a Delaware limited partnership, Brookfield Strategic Real Estate Partners II-C (ER) L.P., a Delaware limited partnership, Brookfield Strategic Real Estate Partners II BPY Borrower LLC, a Delaware limited company, and Brookfield Property LP, a Delaware limited partnership (collectively, the “Guarantors”), have executed and delivered to the Company a guaranty, pursuant to which the Guarantors have agreed, on a joint and several basis, to guarantee certain of the obligations of Parent and Merger Sub under this Agreement (“Guaranty”).

Accordingly, the parties agree as follows:
ARTICLE I
THE MERGER
Section 1.1    The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with Ohio General Corporation Law, as amended (“OGCL”) and the Delaware General Corporation Law (“DGCL”), at the Effective Time, Merger Sub will be merged with and into the Company (“Merger”), the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation. The Company as the surviving corporation after the Merger is referred to in this Agreement as the “Surviving Corporation.”

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Section 1.2    Closing. The closing of the Merger (“Closing”) will take place at the offices of Jones Day, North Point, 901 Lakeside Avenue, Cleveland, Ohio, as soon as practicable, but in no event later than 10:00 a.m. on the second Business Day after the satisfaction or waiver of all of the conditions (other than any condition that by its nature cannot be satisfied until the Closing, but subject to satisfaction or waiver of any such condition) set forth in Article VII or on such other date as is mutually agreeable in writing to the parties to this Agreement; provided, however, that if the Marketing Period (such term, and all other capitalized terms as defined in Section 10.2) has not ended at the time of satisfaction or waiver of all of the conditions (other than any condition that by its nature cannot be satisfied until the Closing, but subject to satisfaction or waiver of any such condition) set forth in Article VII, the Closing shall occur on the earlier to occur of (a) a date during the Marketing Period specified by Parent on no less than three Business Days’ notice to the Company and (b) the third Business Day immediately following the final day of the Marketing Period (subject in each case to the satisfaction or waiver of all of the conditions (other than any condition that by its nature cannot be satisfied until the Closing, but subject to satisfaction or waiver of any such condition) set forth in Article VII for the Closing as of the date determined pursuant to this proviso), or such other date, time, or place as agreed to in writing by the parties hereto. The date on which the Closing will occur is the “Closing Date”.
Section 1.3    Effective Time. The parties to this Agreement will cause the Merger to be consummated by filing a certificate of merger (“Certificate of Merger”) on the Closing Date (or on such other date as Parent and the Company may agree in writing) with the Secretary of State of the State of Ohio in accordance with the relevant provisions of the OGCL and the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL. The date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Ohio and the Secretary of the State of the State of Delaware, or such later time as is specified in the Certificate of Merger pursuant to a written agreement between Parent and the Company, is the “Effective Time”.
Section 1.4    Effect of the Merger. The Merger will have the effects set forth in this Agreement and the relevant provisions of the OGCL and the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises and authority of the Company and Merger Sub will vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.
Section 1.5    Articles of Incorporation and Code of Regulations of the Surviving Corporation. (a) At the Effective Time, the second amended and restated articles of incorporation of the Company (“Articles of Incorporation”) will be amended so as to read in their entirety as the certificate of incorporation of Merger Sub and, as so amended, will be the articles of incorporation of the Surviving Corporation until further amended in accordance with its terms and as provided by applicable Law, subject to the obligations set forth in Section 6.7.

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(b)    At the Effective Time, and without any further action on the part of the Company and Merger Sub, the amended and restated code of regulations of the Company (“Code of Regulations”) will be amended so as to read in their entirety in the form as is set forth on Exhibit A, and, as so amended, will be the code of regulations of the Surviving Corporation until further amended in accordance with their terms, the articles of incorporation of the Surviving Corporation and as provided by applicable Law, subject to the obligations set forth in Section 6.7.
Section 1.6    Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately before the Effective Time will be the initial directors of the Surviving Corporation and the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and the code of regulations of the Surviving Corporation.
Section 1.7    Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation will consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation, its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub vested in or to be vested in the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation are authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.
ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK
Section 2.1    Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Shares or securities of Parent or Merger Sub:
(a)    Each Share issued and outstanding immediately before the Effective Time (other than any Shares to be cancelled pursuant to Section 2.1(b)) will be cancelled and extinguished and be converted into the right to receive $28.75 in cash, without interest, payable to the holder of each Share (“Merger Consideration”) upon surrender of either certificates formerly representing such Shares (“Certificates”) or any book-entry Shares (“Book-Entry Shares”) in the manner provided in Section 2.2. All such Shares, when so converted, will no longer be outstanding and will be automatically cancelled, retired and cease to exist. Each holder of Certificates or Book-Entry Shares

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will cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender of such Certificate or Book-Entry Share in accordance with Section 2.2, without interest.
(b)    Each (i) Share held in the treasury of the Company, (ii) Share owned by Parent or any direct or indirect wholly owned Subsidiary of Parent immediately before the Effective Time, and (iii) Dissenting Share will be cancelled and extinguished, and no payment or other consideration will be made with respect to such shares subject, in the case of Dissenting Shares, to the right of the holder thereof to receive any payment under Section 2.4.
(c)    Each share of common stock, no par value per share, of Merger Sub issued and outstanding immediately before the Effective Time will thereafter represent one validly issued, fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation.
Section 2.2    Payment; Surrender of Shares; Stock Transfer Books.
(a)    Before the Effective Time, Parent will enter into an agreement with the Company’s transfer agent to act as agent for the holders of Shares in connection with the Merger (“Paying Agent”) to receive the funds necessary to make the payments contemplated by Section 2.1(a). At or immediately before the Effective Time, Parent will deposit, or cause to be deposited, in trust with the Paying Agent in a separate account for the benefit of holders of Shares (“Payment Fund”) the aggregate Merger Consideration to which such holders are entitled at the Effective Time pursuant to Section 2.1(a). The paying agent agreement pursuant to which Parent will appoint the Paying Agent will be in a form and substance reasonably acceptable to the Company.
(b)    (i)    As soon as reasonably practicable after the Effective Time, and in any event within three Business Days thereafter, Parent will cause the Paying Agent to mail to each holder of record of a Certificate or Book-Entry Share whose Shares were converted into the right to receive the Merger Consideration (A) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(f)) to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and such letter of transmittal will be in customary form) and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(f)) or, in the case of Book-Entry Shares, the surrender of such Book-Entry Shares in exchange for the Merger Consideration. Each holder of Certificates or Book-Entry Shares may thereafter surrender such Certificates or Book-Entry Shares to the Paying Agent under cover of the letter of transmittal, as agent for such holder. Upon delivery of a valid letter of transmittal and the surrender of Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(f)) or Book-Entry Shares on or before the first anniversary of the Effective Time, Merger Sub will cause the Paying Agent to pay the holder of such Certificates or Book-Entry Shares, in exchange for the Certificates or Book-Entry Shares, cash in an amount equal to the

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Merger Consideration multiplied by the number of Shares represented by such Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(f)) or Book-Entry Shares. After the Effective Time, Certificates (other than Shares held by Parent or any direct or indirect wholly owned Subsidiary of Parent and shares held in the treasury of the Company) or Book-Entry Shares will represent solely the right to receive the aggregate Merger Consideration relating to the Shares represented by such Certificates (or affidavits of loss in lieu of Certificates as provided in Section 2.2(f)) or Book-Entry Shares.
(ii)    If payment of the Merger Consideration in respect of cancelled Shares is to be made to a Person other than the Person in whose name surrendered Certificates are registered, it will be a condition to such payment that the Certificates so surrendered will be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment will have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Certificates surrendered or will have established to the satisfaction of the Paying Agent that such Tax is not applicable. The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions, in each case with a record date (A) before the Effective Time that may have been declared or made by the Company on such Shares in accordance with the terms of this Agreement or (B) before the Signing Date, and in each case that remain unpaid at the Effective Time.
(c)    At the Effective Time, the stock transfer books of the Company will be closed and there will not be any further registration of transfers of any shares of the Company’s capital stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares will cease to have any rights with respect to any Shares, except as otherwise provided for in this Agreement or by applicable Law. If, after the Effective Time, Certificates (other than Certificates representing Shares held by Parent or any direct or indirect wholly owned Subsidiary of Parent and shares held in the treasury of the Company) or Book-Entry Shares are presented to the Surviving Corporation, they will be cancelled and exchanged for Merger Consideration as provided in this Article II. No interest will accrue or be paid on any cash payable upon the surrender of Certificates or Book-Entry Shares or on any unpaid dividends relating to such Certificates or Book-Entry Shares that immediately before the Effective Time represented the Shares.
(d)    Promptly following the one-year anniversary of the Effective Time, the Surviving Corporation will be entitled to require the Paying Agent to deliver to it any cash, including any interest received with respect to such cash, and any Certificates or other documents, in its possession relating to the Transactions, that had been made available to the Paying Agent and that have not been disbursed to holders of Certificates or Book-Entry Shares or previously delivered to the Surviving Corporation, and thereafter such holders will be entitled to look to the Surviving Corporation (subject

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to abandoned property, escheat or similar Laws) only as general creditors of the Surviving Corporation with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares, without any interest on such Merger Consideration. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent will be liable to any holder of Certificates or Book-Entry Shares for Merger Consideration delivered to a Governmental Entity pursuant to any applicable abandoned property, escheat or similar Law.
(e)    Notwithstanding any provision in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent will be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares, and from amounts payable pursuant to Section 2.3, such amounts as are required to be withheld or deducted under any Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Shares or other securities in respect of which such deduction and withholding were made.
(f)    If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, as the case may be, the posting by such Person of an indemnity agreement or, at the election of Parent or the Paying Agent, a bond in such customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration with respect to the number of Shares formerly represented by such lost, stolen or destroyed Certificate.
(g)    The Paying Agent will invest all cash included in the Payment Fund as directed by Parent, except that any investment of such cash will be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, and, in any such case, no such instrument will have a maturity exceeding three months, and that no such investment or loss thereon will affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II. Any interest and other income resulting from such investments will be paid to the Surviving Corporation pursuant to Section 2.2(d). To the extent that there are losses with respect to such investments, or the Payment Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent will promptly replace or restore the portion of the Payment Fund lost through investments or other events so as to ensure that the Payment Fund is, at all times, maintained at a level sufficient to make such payments.
Section 2.3    Treatment of Company Stock Awards.

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(a)    Each option to purchase Company Common Shares granted under any Company Stock Plan (“Option”) that is outstanding and unexercised as of the Effective Time (whether vested or unvested) will, as of the Effective Time, become fully vested and be cancelled, extinguished and converted into the right of the holder to receive an amount in cash, without interest, equal to the product of (i) the total number of Company Common Shares issuable upon exercise of such Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Option (the “Option Cash Payment”) and as of the Effective Time each holder of an Option will cease to have any rights with respect thereto, except the right to receive the Option Cash Payment; provided that, if the exercise price of any such Option is equal to or greater than the Merger Consideration, such Option will be cancelled without any payment being made in respect thereof. The Option Cash Payment will be paid in cash promptly (and no later than ten Business Days) following the Effective Time.
(b)    Each share of restricted stock granted under any Company Stock Plan that remains subject to performance-based vesting criteria (“Performance Restricted Share”) that is outstanding immediately before the Effective Time will, as of immediately before the Effective Time, become vested to the extent provided in this Section 2.3(b). To the extent the performance period relating to any such Performance Restricted Share has not expired as of the Effective Time, the Performance Restricted Share shall vest in that number of Company Common Shares determined as if the applicable performance-based vesting criteria had been achieved at the maximum level. To the extent the performance period relating to any such Performance Restricted Share has expired as of the Effective Time, the Performance Restricted Share shall vest in that number of Company Common Shares determined at the end of the performance period based on actual performance through the end of the performance period. Each such Performance Restricted Share that vests pursuant to this Section 2.3(b) will, as of immediately before the Effective Time no longer be subject to restrictions (including any holding period restrictions) and will be treated as an outstanding Share described in Section 2.1(a) of this Agreement. In addition, as of the Effective Time, any holder of a Performance Restricted Share will be entitled to receive any accrued but unpaid dividends previously declared by the Company and any interest earned thereon as of the Effective Time with respect to such Performance Restricted Share. Such dividends and interest will be paid in cash to such holder of the Performance Restricted Share promptly (and no later than ten Business Days) following the Effective Time.
(c)    Each share of restricted stock granted under any Company Stock Plan or granted as dividends, other than any Performance Restricted Share (“Restricted Share”), that is outstanding immediately before the Effective Time will, as of immediately before the Effective Time, become fully vested and no longer subject to restrictions (including any holding period restrictions), and will be treated as an outstanding share described in Section 2.1(a) of this Agreement.
(d)    All equity-based awards (for the avoidance of doubt, not including any awards subject to the treatment specified in Section 2.3(a), 2.3(b) or 2.3(c)) deferred under any Company Plan that provides for the deferral of compensation and all accounts that represent amounts notionally invested in Company Common Shares under the Company’s Directors’ Deferred Compensation Plan (collectively, “Deferred

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Compensation Plans” and such deferred equity-based awards and notionally invested amounts, “Deferred Share Units”), will, as of immediately before the Effective Time, become vested and no longer subject to restrictions (including any holding period restrictions) to the same extent such award would have vested under Section 2.3(a), 2.3(b) or 2.3(c), as applicable, had the award not been deferred. All Deferred Share Units will, at the Effective Time, be adjusted and converted into a right of the holder to have allocated to the holder’s account under any such Deferred Compensation Plan an amount denominated in cash equal to the product of (i) the number of Company Common Shares deemed invested under or otherwise referenced by such account immediately before the Effective Time and (ii) the Merger Consideration, reduced, to the extent applicable, but not below zero, by the exercise price applicable to such award(s), and will cease to represent a right to receive a number of Company Common Shares or cash equal to or based on the value of a number of Company Common Shares. The Deferred Compensation Plans will otherwise be administered in accordance with their terms, subject to Section 6.9.
(e)    Before the Effective Time, the Company will take all such lawful actions as may be necessary (which include satisfying the requirements of Rule 16b-3(e) promulgated under the Exchange Act), without incurring any liability in connection therewith, to provide for and give effect to the transactions contemplated by this Section 2.3, subject in all cases to the requirements of applicable Law, including Section 409A of the Code, and notwithstanding anything to the contrary in this Section 2.3, the Company shall in no event take any action that could reasonably be expected to result in a violation of or a penalty under the requirements of Section 409A of the Code.
Section 2.4    Dissenters’ Rights.
(a)    Notwithstanding any provision of this Agreement to the contrary, any Shares held by a holder who has demanded and perfected his, her or its demand for appraisal of his, her or its Shares in accordance with the OGCL (including OGCL section 1701.85) and as of the Effective Time has neither effectively withdrawn nor lost his, her or its right to such appraisal (“Dissenting Shares”) will not be converted into or represent a right to receive cash pursuant to Section 2.1(a), but the holder of the Dissenting Shares will be entitled to only such rights as are granted to holders of Dissenting Shares by the OGCL.
(b)    Notwithstanding the provisions of Section 2.4(a), if any holder of Shares who demands appraisal of his, her or its Shares under the OGCL effectively withdraws or loses (through failure to perfect or otherwise) his, her or its right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder’s Shares will automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 2.1(a), without interest thereon, upon surrender of Certificates or Book-Entry Shares representing such Shares pursuant to Section 2.2.
(c)    The Company will give Parent prompt notice of any written demands for appraisal or payment of the fair value of any Shares, withdrawals of such

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demands and any other pertinent instruments served pursuant to the OGCL and received by the Company. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.
Section 2.5    Adjustments. If at any time during the period between the Signing Date and the Effective Time, any change in the outstanding shares of capital stock, or securities convertible or exchangeable into or exercisable for shares of capital stock, of the Company will occur as a result of any merger, business combination, reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration will be equitably adjusted, without duplication, to reflect such change, except that nothing in this Section 2.5 will be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the letter from the Company, dated as of the Signing Date, addressed to Parent and Merger Sub (“Company Disclosure Letter”) (each section of which qualifies (i) the correspondingly numbered and lettered representation and warranty in this Article III to the extent specified therein and the representations and warranties in such other applicable sections of this Agreement as to which the disclosure on its face is reasonably apparent upon reading the disclosure contained in such section of the Company Disclosure Letter that such disclosure is responsive to such other numbered and lettered Section of this Article III or (ii) the correspondingly numbered and lettered covenants in Article V or VI) or, except with respect to Section 3.4, in the Company SEC Documents filed on or after January 1, 2014 and before the Signing Date (other than any forward-looking disclosures set forth in any risk-factor section, any disclosure in any section relating to forward-looking statements and any other similar disclosures included therein to the extent they are primarily predictive or forward-looking in nature), the Company represents and warrants to Parent and Merger Sub as follows:
Section 3.1    Organization.
(a)    The Company and each of its Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
(b)    The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified

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or licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.2    Authorization; Validity of Agreement; Company Action.
(a)    The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly and validly authorized by the Board of Directors of the Company (“Company Board”), and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions, except that the consummation of the Merger requires the Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery of this Agreement by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (“General Enforceability Exceptions”).
(b)    Assuming the accuracy of the representations and warranties in Section 4.4, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Shares entitled to vote thereon to adopt this Agreement (“Shareholder Approval”) is the only vote or consent of the holders of any class or series of the Company’s capital stock that is necessary in connection with the consummation of the Merger.
(c)    At a meeting duly called and held, the Company Board (i) determined that the Merger is fair to and in the best interests of the Company’s shareholders, (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Merger, (iii) resolved (subject to Section 5.2) to recommend to the Company’s shareholders that they adopt this Agreement (such recommendation, the “Company Recommendation”) and direct that such matter be submitted for consideration of the Company’s shareholders at the Special Meeting, and (iv) resolved to duly postpone the annual shareholders meeting of the Company scheduled, as of the Signing Date, for May 22, 2015 (the “Annual Meeting”) to take place after the Special Meeting.
Section 3.3    Consents and Approvals; No Violations.
(a)    The execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions do not and will not (i) contravene or conflict with, or result in any violation or breach of, the Amended Articles of Incorporation or Code of Regulations, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) of this

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Section 3.3 have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law or Order applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties are bound, (iii) except with respect to those items set forth in Section 3.3(a) of the Company Disclosure Letter, result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties are bound, or (iv) result in the creation of an Encumbrance on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of clauses (ii), (iii) and (iv), for any such conflict, violation, breach, default, loss, termination, cancellation, amendment, acceleration, creation or other occurrence that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)    The execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions by the Company do not and will not require any consent, approval, order, authorization or permit of, action by, registration, declaration or filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court commission, or other governmental or quasi-governmental body (each, a “Governmental Entity”), except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement) and state securities, takeover and “blue sky” laws, (ii) the applicable requirements of the New York Stock Exchange (“NYSE”) and the NASDAQ Stock Market (“NASDAQ”), (iii) the filing with the Secretary of State of the State of Ohio and the Secretary of State of the State of Delaware of the Certificate of Merger as required by the OGCL and the DGCL, (iv) the applicable requirements of antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership (“Foreign Antitrust Laws”) or (v) any such consent, approval, authorization, permit, action filing or notification the failure of which to make or obtain would not (A) prevent or materially impair the ability of the Company to consummate the Transactions or (B) reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(c)    As of the Signing Date, the fair market value, as that term is defined for purposes of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), of all assets of the Company and any entities controlled by the Company within the meaning of the HSR Act that are not exempt under 16 CFR § 802.4 is less than or equal to $76.3 million.
Section 3.4    Capitalization.
(a)    The authorized capital stock of the Company consists of 3,000,000 shares of Class A Cumulative Serial Preferred Shares, without par value (the “Company Class A Preferred Shares”), 3,000,000 shares of Class B Cumulative Preferred Shares, without par value (the “Company Class B Preferred Shares”), 3,000,000 Noncumulative Preferred Shares, without par value, (the “Company

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Noncumulative Preferred Shares” and, together with the Company Class A Preferred Shares and the Company Class B Preferred Shares, the “Company Preferred Shares”) and 91,000,000 shares of Common Shares, without par value (the “Company Common Shares”). As of April 21, 2015, (i) no shares of Company Preferred Shares were issued and outstanding, (ii) 57,889,015 shares of Company Common Shares were issued and outstanding, (iii) 360,376 shares of Company Common Shares were reserved for issuance upon the exercise of outstanding Options, and Section 3.4(a) of the Company Disclosure Letter sets forth the exercise price of each outstanding Option, (iv) 661,497 shares of Company Common Shares have been issued with respect to outstanding Restricted Share and Performance Restricted Share awards (including with respect to accrued dividends thereon), (v) 473,569 shares of Company Common Shares were reserved for issuance in respect of existing account balances under the Deferred Compensation Plans (including with respect to accrued dividends thereon), and (vi) $73,016,730 worth of Company Common Shares were reserved for issuance under the Company at-the-market program. All the outstanding shares of Company Common Shares are, and all shares of Company Common Shares which may be issued pursuant to the exercise of outstanding Options or pursuant to the Deferred Compensation Plans will be, when issued in accordance with the terms of the Options or the Deferred Compensation Plans, duly authorized, validly issued, fully paid and non-assessable and not subject to any pre-emptive rights. Except as described in clauses (iv) through (vi) of this Section 3.4(a), there are no equity or equity-based awards reserved for issuance or outstanding that are subject to the provisions of Section 2.3. Except as set forth in this Section 3.4(a) and in Section 3.4(a) of the Company Disclosure Letter, there are no (i) shares of capital stock or other equity interests or voting securities of the Company authorized, issued or outstanding, (ii) existing options, warrants, calls, preemptive rights, subscription or other rights, agreements, arrangements or commitments of any character, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or other equity interests or voting security in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares of capital stock or other equity interests or voting securities, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, agreement, arrangement or commitment, (iii) outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares, or the capital stock or other equity interests or voting securities of the Company or of any of its Subsidiaries or any other security or Right described in clauses (ii) and (iv) of this Section 3.4(a) or (iv) issued or outstanding performance awards, units, rights to receive shares of Company Common Shares on a deferred basis, or rights to purchase or receive Company Common Shares or other equity interests or voting securities issued or granted by the Company to any Person, including any current or former director, officer, employee or consultant of the Company (the items referred to in clauses (i) through (iv) of or with respect to any Person, collectively, “Rights”). No Subsidiary of the Company owns any Shares.
(b)    All of the outstanding shares of capital stock and other Rights of each of the Company’s Subsidiaries (other than non-wholly owned Subsidiaries, in

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which case only to the extent such shares of capital stock or other Rights of such joint ventures as set forth on Section 3.4 of the Company Disclosure Letter) are owned beneficially or of record by the Company, directly or indirectly, and all such shares and Rights have been duly authorized, validly issued and are fully paid and non-assessable and are owned by either the Company or one of its Subsidiaries free and clear of any Encumbrances other than Encumbrances arising pursuant to applicable securities Laws. Section 3.4(b) of the Company Disclosure Letter lists each Subsidiary of the Company and its jurisdiction of organization. As of the Signing Date, neither the Company nor any of its Subsidiaries owns equity interests of any kind in any Person other than equity interests in another Subsidiary of the Company.
(c)    There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock and other Rights of the Company or any of its Subsidiaries.
Section 3.5    SEC Reports and Financial Statements.
(a)    The Company has filed with or furnished to the SEC all forms, reports, schedules, statements and other documents required to be filed or furnished by it since January 1, 2013, under the Exchange Act or the Securities Act of 1933, as amended (“Securities Act”) (collectively, “Company SEC Documents”). As of its respective date or, if amended, as of the date of the last such amendment, each Company SEC Document, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Document or necessary in order to make the statements in such Company SEC Document, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC under the Exchange Act and the Securities Act, as the case may be. None of the Company’s Subsidiaries is, or at any time since January 1, 2013, has been, required to file or furnish any forms, reports or other documents with the SEC. Each of the consolidated financial statements (including, in each case, any related notes thereto) included in the Company SEC Documents (“Company Financial Statements”) (i) has been prepared from, and is in accordance with, the books and records of the Company and its consolidated Subsidiaries, (ii) complies in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect to such requirements, (iii) has been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the Company Financial Statements or in the notes to the Company Financial Statements and, in the case of unaudited interim financial statements, as may be permitted by applicable SEC rules and regulations for Quarterly Reports on Form 10-Q), and (iv) fairly presents, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Company and its

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consolidated Subsidiaries as of the dates and for the periods referred to in the Company Financial Statements.
(b)    Neither the Company nor any of the Company’s Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured-finance, special-purpose or limited-purpose entity or Person, on the other hand or any “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S‑K under the Exchange Act)), where the result, purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s Financial Statements or other Company SEC Documents.
(c)    Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rules 13a‑14 and 15d‑14 under the Exchange Act and sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) with respect to the Company SEC Documents, and the statements contained in such certifications were true and accurate in all material respects on the date such certifications were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” will have the meanings given to such terms in SOX. Neither the Company nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of SOX) any “extensions of credit” (within the meaning of Section 402 of SOX) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries. The Company is otherwise in compliance with all applicable provisions of SOX and the applicable listing and corporate governance rules of the NYSE and/or NASDAQ, as applicable, except for any non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(d)    The Company has established and maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and the Company Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company’s financial statements. The Company has disclosed, based on its most recent evaluation of such internal control over financial reporting prior to the Signing Date, to the Company’s auditors and the audit committee of the Company Board and on Section 3.5(d) of the Company Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably

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likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the Signing Date.
(e)    The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.
Section 3.6    Absence of Certain Changes. (a) Since January 1, 2014 through the Signing Date, except as otherwise required or contemplated by the negotiation, execution, delivery or performance of this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice in all material respects and (b) since January 1, 2014, there has not been any Material Adverse Effect or any condition, fact, circumstance, event, change, effect or occurrence (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.7    No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries, whether accrued, absolute, determined or contingent that would be required to be reflected or reserved against on a consolidated statement of financial position of the Company and its consolidated Subsidiaries prepared in accordance with GAAP or disclosed in the notes thereto, except for liabilities or obligations (i) disclosed and provided for in the balance sheet dated as of December 31, 2014 included in the Company Financial Statements (or in the notes thereto) filed and publicly available before the Signing Date, (ii) incurred in connection with the Transactions or this Agreement, or (iii) incurred in the ordinary course of business consistent with past practice since December 31, 2013.
Section 3.8    Compliance with Laws and Orders. The Company and each of its Subsidiaries is and, since January 1, 2013, has been in compliance with all applicable Laws and Orders, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since January 1, 2013, no Governmental Entity has issued any notice or notification stating that the Company or any of its Subsidiaries is not in compliance with any Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries hold all governmental licenses, clearances, authorizations, permits, consents and approvals

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necessary for the operation of the businesses of the Company and its Subsidiaries, taken as a whole (“Company Permits”), except where such failure would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No suspension or cancellation of any Company Permits is pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries is and, since January 1, 2013, has been in compliance with the terms of the Company Permits, except for failures to comply that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. This Section 3.8 does not relate to environmental matters (which is the subject of Section 3.15).
Section 3.9    Material Contracts.
(a)    As of the Signing Date, and except as set forth in Section 3.9(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any: (i) Contract (other than this Agreement) that is required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC but is not so filed; (ii) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of Indebtedness or agreement providing for Indebtedness in excess of $2,000,000, including all such instruments that evidenced indebtedness in excess of $2,000,000 at their respective origination dates; (iii) Contract (other than this Agreement), option, right of first offer, right of first refusal or other right for the acquisition or sale of any of assets after the Signing Date (other than sales or acquisitions of personal property and equipment in the ordinary course of business); (iv) Contract (other than this Agreement), option, right of first offer, right of first refusal or other right for the Company or any of its Subsidiaries to dispose of or acquire assets or properties with a fair market value or purchase price in excess of $500,000; (v) settlement agreement or similar agreement with a Governmental Entity involving future performance by the Company or any of its Subsidiaries in any such case, that is material to the Company and its Subsidiaries, taken as a whole; (vi) Contract constituting a regulatory agreement or similar agreement that requires that any portion of Owned Real Property or Leased Real Property be leased or sold to any persons set forth in such agreement or on specified terms and conditions; (vii) Contract requiring payment of commissions (other than apartment leasing commissions or apartment brokerage fees, in each case, incurred in the ordinary course of business) or material tenant improvement costs, allowances or other concessions; (viii) Contract containing covenants binding upon the Company or any of its Subsidiaries that restricts the ability of the Company or any of its Subsidiaries (or that, following the consummation of the Merger, could restrict the ability of the Surviving Corporation and its Affiliates, including Parent and its Affiliates after Closing) to compete in any business or with any Person or in any geographic area, except for any such Contract that may be canceled without penalty by the Company or any of its Subsidiaries upon notice of 60 days or less; (ix) Contract with respect to a joint venture, partnership or other similar Contract or other arrangements related thereto (excluding

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information technology Contracts); (x) Contract that would prevent, materially delay or materially impede the Company’s ability to consummate the Transactions; (xi) Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party or upon consummation of the Merger will obligate Parent, the Surviving Corporation or any of their respective Affiliates to conduct business on an exclusive or preferential basis with any third party; (xii) other Contract (other than this Agreement or agreements between the Company and any of its wholly owned Subsidiaries, agreements between any of the Company’s wholly owned Subsidiaries or Company Plans) under which the Company and/or its Subsidiaries are obligated to make or are entitled to receive payments in the future in excess of $500,000 per annum or $1,000,000 during the life of the Contract. Each such Contract (including any amendments thereto) described in clauses (i)-(xii) is referred to in this Agreement as a “Material Contract.”
(b)    Section 3.9(b) of the Company Disclosure Letter sets forth a true and complete list as of the Signing Date of all Material Contracts of the Company and its Subsidiaries. The Company has made available to Parent correct and complete copies of all Material Contracts of the Company and its Subsidiaries, including any amendments thereto.
(c)    (i) Each of the Material Contracts is in full force and effect, and is the valid, binding and enforceable obligation of the Company and its Subsidiaries, and to the Knowledge of the Company, of the other parties thereto, subject to the General Enforceability Exceptions, (ii) the Company and its Subsidiaries have performed all obligations required to be performed by them to date under the Material Contracts and are not (with or without the lapse of time or the giving of notice, or both) in material breach thereof or default thereunder, and (iii) neither the Company nor any of its Subsidiaries has received any notice of termination with respect to, and, to the Knowledge of the Company, no party has threatened to terminate, any Material Contract.
Section 3.10    Information in Proxy Statement. The proxy statement relating to the Special Meeting (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) will not, at the date it is first mailed to the Company’s shareholders or at the time of the Special Meeting or at the time of any amendment or supplement thereof, contain (by incorporation or otherwise) any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement.
Section 3.11    Litigation. There are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any executive officer or director of the Company or any of its Subsidiaries in their capacities

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as such other than any such Action that (i) does not involve an amount in controversy in excess of $500,000, and (ii) as of the Signing Date, does not seek material injunctive or other material non-monetary relief. Neither the Company nor any of its Subsidiaries is a party or subject to, or in default under, any Order that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations pending or threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries. This Section 3.11 does not relate to environmental matters (which is the subject of Section 3.15).
Section 3.12    Company Plans; Employment Matters.
(a)    As used in this Agreement, the term “Company Plan” means each “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each other equity incentive, compensation, termination, severance, employment, consulting, change-in-control, retention, life insurance, health insurance, disability insurance, accident insurance, medical insurance, vacation or other fringe benefit, bonus, incentive, savings, retirement, profit sharing, pension, deferred compensation, or other benefit plan, agreement, program, policy, commitment, fund, arrangement or Contract, whether or not subject to ERISA (including any related funding mechanism), in each case other than a “multiemployer plan,” as defined in ERISA section 3(37), under which (i) any current or former employee, officer or director of the Company or any of its Subsidiaries (“Covered Employees”) has any present or future right to benefits and which have been entered into, contributed to, sponsored by or maintained by the Company or any of its Subsidiaries or (ii) the Company or any of its Subsidiaries would reasonably be expected to have any present or future liability.
(b)    Section 3.12(b)(i) of the Company Disclosure Letter sets forth a correct and complete list, as of the date hereof, of each material Company Plan. The Company has made available to Parent a true and complete copy of (i) the plan document and most recent summary plan description of each such Company Plan to the extent in writing, and, for any such Company Plan not in writing, a summary thereof, (ii) the most recent Annual Report (Form 5500 Series) including all applicable schedules, if any, (iii) each trust agreement or annuity Contract, if any, in effect as of the date hereof that relates to any such Company Plan, (iv) the most recent prospectus for each Company Plan for which a prospectus is required by applicable Law and (v) the most recent determination letters issued by the IRS that relate to any Company Plan. Section 3.12(b)(ii) of the Company Disclosure Letter sets forth a correct and complete calculation of all payments that would be payable under the Company’s severance policies in effect as of the date hereof or would otherwise be required to be made as a result of the termination of employment, other than for cause, of the individuals identified therein. No Company Plan is, and neither the Company nor any of its Subsidiaries contributes to or has any material liability or obligation with respect to any (x) “multiemployer plan” (within the meaning of section 3(37) of ERISA) or (y) “multiple employer plan” (within the meaning of section 413(c) of the Code). No employee of the Company or any of its Subsidiaries is located outside of the United States.

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(c)    Except as, individually or in the aggregate, would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries, (i) each Company Plan has been established, operated and administered in material compliance with all applicable Laws, including ERISA and the Code, and in accordance with its provisions, (ii) to the Knowledge of the Company, no breach of fiduciary duty has occurred, and (iii) all contributions, premiums and expenses to or in respect of such Company Plan have been timely paid in full.
(d)    Each Company Plan that is intended to be a qualified plan under Code section 401(a) has received a favorable determination or opinion letter to that effect from the IRS and, to the Knowledge of the Company, no event has occurred since the date of such determination or opinion that would reasonably be expected to adversely affect such determination.
(e)    No condition exists that is reasonably likely to subject the Company or any of its ERISA Affiliates to any material direct or indirect liability under Title IV of ERISA.
(f)    No Actions are pending or, to the Knowledge of the Company, threatened with respect to any Company Plan (other than routine claims for benefits), except as would not reasonably be expected to result in a material liability to the Company or any of its Subsidiaries.
(g)    There is no (A) labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, or (B) lockout, strike, slowdown, work stoppage or, to the Knowledge of the Company, threat thereof by or with respect to any employees of the Company or any of its Subsidiaries.
(h)    No Company Plan, nor any of the Company or any of its Subsidiaries, with respect to any Company Plan, is under audit or is the subject of an audit or investigation by the IRS, the U.S. Department of Labor, the Pension Benefit Guarantee Corporation or any other Governmental Body, nor, to the Company’s Knowledge, is any such audit or investigation pending or threatened.
(i)     The Company is not a party to nor does it have any obligation under any Company Plan to compensate any person for (i) excise Taxes payable pursuant to Section 4999 of the Code, (ii) additional Taxes payable pursuant to Section 409A of the Code, or (iii) for any other Taxes related to compensatory payments or benefits.
(j)    Except as set forth in Section 3.12(j) of the Company Disclosure Letter and as contemplated by this Agreement, the consummation of the Transactions will not, either alone or in combination with another event that is linked contractually to the Transactions or a similar transaction, (i) entitle any current or former employee or officer of the Company or any of its Subsidiaries to any severance pay, unemployment compensation or any other payment,(ii) materially accelerate the time of payment or vesting of any amount or benefit, or materially increase the amount of compensation,

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due any such employee or officer, or (iii) result in any “parachute payment” under section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).
(k)    Except as, individually or in the aggregate, would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries, none of the Company or any of its Subsidiaries has violated any Law regarding (i) the terms and conditions of employment of any employee or former or prospective employee or (ii) any other labor related matters (including discrimination, fair labor standards, occupational health and safety, wrongful discharge or violation of personal rights) with respect to any employee.
(l)    No employee of the Company or any of its Subsidiaries is subject to collective bargaining or collective labor agreements to which Company or any of its Subsidiaries is a party or is bound and which governs the terms and conditions of employment of any employee of the Company or any of its Subsidiaries regarding remuneration, restrictions on headcount reductions or site guarantees.
Section 3.13    Properties.
(a)    Except for the Leased Real Property and the Owned Real Property, and except as set forth in Section 3.13(a) of the Company Disclosure Letter, there are no real properties that the Company or any of its Subsidiaries is obligated to buy, lease or sublease at some future date.
(b)    The Company or one of its Subsidiaries has (i) good fee simple title to all Owned Real Property and (ii) valid leasehold estates in all Leased Real Property, in each case, free and clear of all Encumbrances, except Permitted Encumbrances. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one of its Subsidiaries has exclusive possession of each Owned Real Property and Leased Real Property, other than any use and occupancy rights granted to third-party owners, tenants or licensees pursuant to Contracts with respect to such real property entered into in the ordinary course of business.
(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each lease for each Leased Real Property is in full force and effect and is the valid, binding and enforceable obligation of the Company and its Subsidiaries, and to the Knowledge of the Company, of the other parties thereto, subject to the General Enforceability Exceptions, and (ii) there is no breach or violation of, or default under any lease for any Leased Real Property either by the Company or its Subsidiaries or, to the Knowledge of the Company, by any other party thereto, and no event has occurred that, with the lapse of time, the giving of notice or both, would constitute a breach, violation, or default by the Company or its Subsidiaries thereunder.
(d)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no existing, pending or, to the

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Knowledge of the Company, threatened in writing condemnation, eminent domain proceedings or similar actions that affect any Owned Real Property or Leased Real Property.
(e)    Except for discrepancies, errors or omissions that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the rent roll for each of the Owned Real Properties and Leased Real Properties, as previously provided to Parent, correctly references (i) each lease or sublease that was in effect as of the dates shown therein and to which the Company or any of its Subsidiaries is a party as lessor or sublessor, (ii) the “Billed Rent” (as defined therein), and (iii) the “Lease To Date” (as defined therein), each of (i)-(iii) of this Subsection with respect to each of the applicable Owned Real Properties or Leased Real Properties.
(f)    As of the Signing Date, except as set forth in Section 3.13(f) of the Company Disclosure Letter, no purchase option, right of first refusal or first offer or other purchase right has been exercised, and no letter of intent to purchase has been signed, by the Company or any of its Subsidiaries for any Leased Real Property for which the purchase has not closed prior to the Signing Date.
(g)    Except as set forth in Section 3.13(g) of the Company Disclosure Letter and for any Permitted Encumbrances, neither the Company nor any Subsidiary has granted any unexpired option agreements, rights of first refusal or first offer or other purchase rights with respect to the purchase of any Owned Real Property or entered into any contract for sale or letter of intent to sell any Owned Real Property.
(h)    The Company and each of its Subsidiaries, as applicable, is in possession of title insurance policies or valid marked up title commitments evidencing, in each case, valid and in force title insurance with respect to each Owned Real Property and Leased Real Property (each a “Company Title Insurance Policy” and, collectively, the “Company Title Insurance Policies”). No written claim has been made against any Company Title Insurance Policy which remains pending.
(i)    Except as set forth in Section 3.13(i) of the Company Disclosure Letter, neither the Company nor any Subsidiary nor any agent of either the Company or any Subsidiary is currently performing any renovation or construction project which such project has aggregate projected costs in excess of $500,000 at any Owned Real Property or Leased Real Property.
(j)    Section 3.13(j) of the Company Disclosure Letter lists the parties currently providing third-party property management services to the Company or any Subsidiary and the number, names and addresses of facilities currently managed by each such party.
(k)    The Company and each of its Subsidiaries has good and valid legal title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the Signing Date (other than property owned by third-party tenants and used or held in connection with the applicable tenancy and other than property owned by any third-party managers), except as,

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individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. None of the Company’s nor any of its Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Encumbrances, except for Permitted Encumbrances and Encumbrances that would not reasonably be expected to have a Material Adverse Effect.
Section 3.14    Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company or one of its Subsidiaries owns all right, title, and interest in, or has the right to use, pursuant to a license or otherwise, in each case, free and clear of all Encumbrances except Permitted Encumbrances, all Intellectual Property Rights required to operate the Company’s and its Subsidiaries’ businesses as presently conducted and (ii)(x) there are no pending, and the Company has not received any written notice of any actual or threatened, Actions alleging a violation, misappropriation or infringement of the Intellectual Property Rights of any other Person by Company or its Subsidiaries except for any of the foregoing that have since been resolved, (y) to the Knowledge of the Company, the operation of the Company’s and its Subsidiaries’ businesses as currently conducted does not violate, misappropriate or infringe the Intellectual Property Rights of any other Person, and (z) to the Knowledge of the Company, no other Person has violated, misappropriated or infringed any Intellectual Property Rights owned by the Company or any of its Subsidiaries.
Section 3.15    Environmental Laws.
(a)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Subsidiaries have during the previous five years complied with all applicable Environmental Laws and possess, and during the previous five years have complied with, all applicable Environmental Permits required under such Laws to operate the businesses of the Company and its Subsidiaries as currently operated, and in each case have not received any written notice alleging noncompliance with respect thereto during the previous five years, (ii) to the Knowledge of the Company, there are no, and there have not been any, Materials of Environmental Concern at any property currently or formerly owned or operated by the Company or its Subsidiaries, under circumstances that have resulted in or are reasonably likely to result in liability of the Company or its Subsidiaries under any applicable Environmental Laws, (iii) to the Knowledge of the Company, there has been no release, threatened release of, or exposure to, any Materials of Environmental Concern at any location that have resulted in or are reasonably likely to result in liability of the Company or its Subsidiaries under any applicable Environmental Laws, (iv) there are no written information requests from a Governmental Entity or Actions arising under Environmental Laws or from the release or presence of or exposure to Materials of Environmental Concern pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (v) neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any Order pursuant to Environmental Law, (vi) no Encumbrances pursuant to Environmental Laws have been imposed or exist on the property owned by the Company or any of its

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Subsidiaries and, to the Knowledge of the Company, no such Encumbrances have been threatened.
(b)    The Company has delivered to, or has otherwise made available for inspection by Parent, all material written assessments, audits, investigations reports, studies, test results or similar environmental documents in the possession, control or custody of the Company or any of its Subsidiaries related to environmental, health or safety matters or Materials of Environmental Concern.
Section 3.16    Taxes.
(a)    The Company and each of its Subsidiaries has timely filed all material Tax Returns that each was required to file and has timely paid all Taxes shown thereon as due and owing and all other Taxes required to be paid by it. All such Tax Returns were correct and complete in all material respects.
(b)    The Company, (i) for each taxable year commencing with its taxable year ended December 31, 1993 through its taxable year ended December 31, 2014, has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated since December 31, 2014 to the date hereof in a manner that will permit it to qualify as a REIT for the taxable year that includes the date hereof, and (iii) has not taken or omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Taxing Authority to its status as a REIT.
(c)    The Company does not own and has not owned, directly or indirectly (including through one or more partnerships, joint ventures or other pass-through entities), any stock or any other equity ownership interest in any corporation (including any entity classified as a corporation for federal income tax purposes), other than a corporation that, at all times during which the Company has held, directly or indirectly, its stock or other equity ownership interest, has qualified as a “qualified REIT subsidiary,” within the meaning of Section 856(i)(2) of the Code, or as a “taxable REIT subsidiary,” within the meaning of Section 856(l) of the Code.
(d)    Each Subsidiary that is a partnership, joint venture, trust or limited liability company has been, since its formation, treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.
(e)    Section 3.16(e) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company and each other entity in which the Company directly, indirectly or constructively owns any equity interest of ten percent (10%) or greater (by vote or value) and their respective classification for U.S. federal income tax purposes, jurisdiction of incorporation or organization, as the case may be, and the type of and percentage of interest held, directly or indirectly, by the Company in each of the Company’s Subsidiary, including in the case of any entity classified as a corporation for federal income tax purposes whether such entity has elected to be

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treated as a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (a “Taxable REIT Subsidiary”).
(f)    Neither the Company nor any of its Subsidiaries hold any asset the disposition of which would be subject to, or rules similar to, Section 1374 of the Code, Treasury Regulations Section 1.337(d)-7 or any other temporary or final regulations under Section 337(d) of the Code.
(g)    The Company has not incurred any liability for Taxes under Sections 856(c), 856(g), 857(b), 860(c) or 4981 of the Code, Treasury Regulations Sections 1.337(d)-5, 1.337(d)-6 or 1.337(d)-7, or any rules similar to Section 1374 of the Code, in each case that have not been paid. To the knowledge of the Company, neither the Company nor any of its Subsidiaries have engaged in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. To the knowledge of the Company, neither the Company nor any of its Subsidiaries have engaged in any transaction that would give rise to “redetermined rents,” “redetermined deductions,” or “excess interest,” in each case as defined in Section 857(b)(7) of the Code.
(h)    Neither the Company nor any of its Subsidiaries is subject, directly or indirectly, to any Tax Protection Agreements.
(i)    No audit or other proceeding with respect to any material Taxes due from the Company or any of its Subsidiaries, or any material Tax Return of the Company or any of its Subsidiaries, is pending or threatened in writing by any Governmental Entity. Each assessed deficiency resulting from any audit or examination relating to Taxes by any Governmental Entity has been timely paid and there is no assessed deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company or any of its Subsidiaries.
(j)    Neither the Company nor any of its Subsidiaries has agreed to any extension or waiver of the statute of limitations applicable to any material Tax Return, or agreed to any extension of time with respect to a material Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.
(k)    Neither the Company nor any of its Subsidiaries is a party to any material Tax allocation or Tax sharing agreement.
(l)    The Company and each of its Subsidiaries has withheld and remitted all material Taxes required to have been withheld and remitted under applicable Law in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, member or other party.
(m)    There are no material Encumbrances for unpaid Taxes on the assets of the Company or any of its Subsidiaries, except Encumbrances for current Taxes not yet due and payable.
(n)    Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group of corporations within the meaning of section 1504 of the Code (other than a group the common parent of which is the Company) or (ii) has any

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liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, as a successor or by contract.
Section 3.17    Opinion of Financial Advisor. The Company Board has received the opinion of Citigroup Global Markets Inc. (the “Financial Advisor”), to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth in such opinion, the Merger Consideration is fair, from a financial point of view, to the Company’s shareholders. A complete and executed copy thereof will be delivered to Parent promptly following the Signing Date. It is agreed and understood that such opinion is for the information of the Company Board and may not be relied upon by Parent or Merger Sub.
Section 3.18    Brokers or Finders. Except for the Financial Advisor, no agent, broker, investment banker, financial advisor or other Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee or payment based upon arrangements made by and on behalf of the Company or any of its Subsidiaries.
Section 3.19    State Takeover Statutes. The Company Board and the Company have taken all necessary actions to ensure that the “moratorium”, “fair price”, “control share acquisition” or other similar anti-takeover provisions of the OGCL or similar Laws of any jurisdiction and any anti-takeover or similar provisions contained in the governing documents of the Company or any of its Subsidiaries do not, and will not, apply to the Transactions. The Company is not a party to a rights agreement, poison pill or similar agreement or plan that would have the effect of preventing the Transactions.
Section 3.20    Investment Company Act. Neither the Company nor any of its Subsidiaries is required to be registered as an investment company under the Investment Company Act.
Section 3.21    OFAC. None of (a) the Company and its Subsidiaries and (b) to the knowledge of the Company and its Subsidiaries, their respective directors, managers, officers, employees and agents, in each case, (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Executive Order, (ii) engages in any dealings or transactions prohibited by Section 2 of the Executive Order, or is otherwise associated with any such person in any manner that violates Section 2 of the Executive Order or (iii) is a person on the list of “Specially Designated Nationals and Blocked Persons” or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.
Section 3.22    Anti-Terrorism Laws. Each of the Company, its Subsidiaries and their respective directors, managers, officers, employees and, to the Knowledge of the Company, agents is in compliance with the Sanctions Laws and Regulations and Laws related to bribery or anti-corruption.

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Section 3.23    Related Party Transactions.   Except pursuant to any Company Plan and as set forth in Section 3.23 of the Company Disclosure Letter, no officer or director of the Company or any of their immediate family members or any Affiliate of any of the foregoing persons is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective assets, rights or properties or has any ownership interest in any property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last twelve (12) months.
Section 3.24    No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, none of the Company, any of its Subsidiaries or any other Person makes any representations or warranties on behalf of the Company or any of its Subsidiaries. The Company acknowledges that none of Parent, Merger Sub or any other Person has made any express or implied representation or warranty on behalf of Parent, Merger Sub or any of their Affiliates as to the accuracy or completeness of any information regarding Parent, Merger Sub or any of their Affiliates provided to the Company, except as set forth in Article IV. Each of Parent and Merger Sub acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and its Subsidiaries and (ii) the electronic data room maintained by the Company for purposes of the Transactions (the “Data Room”), (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Company, and (d) has conducted its own independent investigation of the Company and its Subsidiaries, their respective businesses and the Transactions, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of its Subsidiaries, other than the representations and warranties of the Company expressly contained in this Article III and that all other representations and warranties are specifically disclaimed. For the avoidance of doubt, neither the Company nor any of its Affiliates makes any express or implied representation or warranty with respect to “Information” as defined in the Confidentiality Agreement, dated March 20, 2015, between the Company and Brookfield BPY LLC (“Confidentiality Agreement”).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:
Section 4.1    Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other organizational power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever. Before the Signing Date, Parent has provided

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to the Company the name of the “ultimate parent entity” for purposes of obtaining the approvals of the Governmental Entities contemplated by this Agreement. Neither Parent nor Merger Sub is in violation of its organizational or governing documents.
Section 4.2    Authorization; Validity of Agreement; Necessary Action. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations in this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by it of the Transactions and the Financing have been duly and validly authorized by the respective boards of directors of Parent and Merger Sub and by Parent as the sole shareholder of Merger Sub, and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Transactions and the Financing. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, subject to the General Enforceability Exceptions. No vote or approval of the shareholders of Parent is required in connection with the execution, delivery or performance by Parent and Merger Sub of their obligations in this Agreement or for the consummation of the Transactions and the Financing (including pursuant to the requirements of any applicable stock exchange).
Section 4.3    Consents and Approvals; No Violations.
(a)    The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger, the other Transactions and the Financing do not and will not (i) contravene or conflict with, or result in any violation or breach of, the respective certificate of incorporation or bylaws (or similar organizational documents) of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) of this Section 4.3 have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law or Order applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound, or (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contracts to which Parent or Merger Sub is a party or by which Parent or Merger Sub or its or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence that would not prevent, materially delay or materially impede the consummation of the Transactions or the Financing.
(b)    The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger, the other Transactions and the Financing do not and will not require any consent, approval, order, authorization or permit of, action by, registration, declaration or filing with or notification to, any Governmental Entity, except for (i) the applicable

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requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder and state securities, takeover and “blue sky” laws, (ii) the applicable requirements of NYSE, NASDAQ or the Toronto Stock Exchange, (iii) the filing with the Secretary of State of the State of Ohio and the Secretary of State of the State of Delaware of the Certificate of Merger as required by the OGCL and the DGCL, (iv) the applicable requirements of Foreign Antitrust Laws and (v) any such consent, approval, order, authorization, permit, action, registration, declaration, filing or notification the failure of which to make or obtain would not prevent or materially impair the ability of Parent and Merger Sub to consummate the Transactions or the Financing.
Section 4.4    Ownership of Company Common Shares. As of the Signing Date, none of Parent, Merger Sub or their respective Affiliates owns (directly or indirectly, beneficially or of record) any shares of Company Common Shares and none of Parent, Merger Sub or their respective Affiliates holds any rights to acquire or vote any shares of Company Common Shares except pursuant to this Agreement. None of Parent, Merger Sub or any of their “affiliates” or “associates” is or has been, within three years of the Signing Date, an “interested shareholder” of the Company, as those terms are defined in OGCL section 1704.01, or has taken any action that would cause any anti-takeover statute under the OGCL to be applicable to this Agreement, the Merger, the other Transactions or the Financing. There are no Contracts between Parent, Merger Sub or the Guarantors, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the Signing Date that relate in any way to the Company, the Transactions or the Financing.
Section 4.5    Information in Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Special Meeting or at the time of any amendment or supplement thereof, contain (by incorporation or otherwise) any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 4.6    Financing.
(a)    Assuming (i) the accuracy of the representations and warranties set forth in Section 3.4(a), (ii) the Financing is funded in accordance with the Commitment Letters and (iii) the performance by the Company of its obligations under this Agreement, the Parent and Merger Sub, together, will, together with the other funds available to the Parent and Merger Sub, have (after netting out fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of “flex” and original issue discount provided under the Debt Commitment Letter and any fee letters or “flex” arrangements entered into in connection therewith, it being understood that the fee amounts, pricing “flex” and pricing caps set forth in any fee letter may be redacted) at the Effective Time all of the funds necessary to complete the Transactions, and to satisfy all of the obligations of Parent and Merger

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Sub under this Agreement, including paying the aggregate Merger Consideration at Closing, any required refinancings or repayments of the Revolving Credit Facility, the Term Loan Facility and the Existing Notes and paying all related fees and expenses (collectively, “Financing Purposes”).
(b)    As of the Signing Date, Parent and Merger Sub have received (i) an executed equity commitment letter dated as of the Signing Date (“Equity Commitment Letter”) from the Guarantors to provide equity financing in an aggregate amount equal to the aggregate Merger Consideration, subject to the terms and conditions set forth therein (“Equity Financing”), which Equity Commitment Letter provides that the Company is a third-party beneficiary thereto, and (ii) an executed debt commitment letter and executed fee letter associated therewith, each dated as of the Signing Date (such commitment letter, and all attached exhibits, schedules, annexes that are delivered on the Signing Date and amendments thereto permitted by the term hereof and any fee letter delivered on the Signing Date (which may be redacted as described below), collectively, “Debt Commitment Letter” and, together with the Equity Commitment Letter, “Commitment Letters”) from RBC Capital Markets, LLC and TD Securities (USA) LLC (“Financing Sources”), pursuant to which the Financing Sources have committed, subject to the terms and conditions set forth in the Debt Commitment Letter, to provide to Parent the amount of financing set forth in the Debt Commitment Letter (“Debt Financing” and, together with the Equity Financing, “Financing”), for the Financing Purposes (as defined below). A true and complete copy of each fully executed Commitment Letter as in effect on the Signing Date has been provided to the Company. A true and complete copy of each fee letter and engagement letter related to the Debt Commitment Letter as in effect on the Signing Date has been provided to the Company, except that the numerical fees and other commercially sensitive numerical information therein (including provisions in such fee letter related solely to fees, “flex terms” and economic terms) may have been redacted; provided, however, that no redacted term provides that the aggregate amount of the Financing set forth in the unredacted portion of the Debt Commitment Letter could be reduced or adds any conditions, contingencies or affects the availability of all or any portion of the Debt Financing (other than any fees, expenses, original issue discount and similar premiums and charges). Parent and Merger Sub have fully paid (or caused to be paid) all commitment and other fees, if any, required by such Commitment Letters to be paid on or before the Signing Date. As of the Signing Date, each Commitment Letter is a legal, valid and binding obligation of Parent, Merger Sub and, to the knowledge of Parent, each other party thereto, subject to the General Enforceability Exceptions, and in full force and effect, has not been and not contemplated to be (other than as permitted hereunder), amended, modified, withdrawn, terminated or rescinded in any respect, and no event has occurred which (with or without notice, lapse of time or both) would reasonably be expected to constitute a breach thereunder on the part of Parent or Merger Sub. Except for the fee letter referred to in the Debt Commitment Letter (a copy of which has been provided to the Company in accordance with the foregoing, which may be redacted as permitted herein), as of the Signing Date, there are no side letters or other Contracts, arrangements or understandings related to the funding or investing, as applicable, of the Financing, other than as expressly set forth in the applicable

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Commitment Letters or customary arrangements solely among the Financing Sources. As of the Signing Date, there are no conditions precedent or other contingencies (x) related to the funding of the full amount of the Financing or any provisions that could reduce the aggregate amount of the Financing set forth in any Commitment Letter or the aggregate proceeds contemplated by any Commitment Letter or (y) that could otherwise adversely affect the conditionality, enforceability or availability of the Debt Commitment Letter with respect to all or any portion of the Debt Financing, in each case, other than as expressly set forth in the applicable Commitment Letter. As of the Signing Date, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied on a timely basis or that the Financing will not be available to Parent on the date on which the Closing should occur pursuant to Section 1.2, provided that Parent and Merger Sub are not making any representation or warranty regarding the effect of any inaccuracy of the representations and warranties in Article III or compliance by the Company and their respective Affiliates with their respective obligations hereunder.
(c)    Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company the duly executed Guaranty. The Guaranty is in full force and effect, has not been amended or modified, and is a legal, valid, binding and enforceable obligation of the Guarantors. As of the Signing Date, no event has occurred that, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantors under the Guaranty.
Section 4.7    No Prior Activities. Merger Sub has been formed solely for the purpose of engaging in the Transaction and the Financing and before the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated in this Agreement. As of the Signing Date, the authorized capital stock of Merger Sub consists of 100 shares of common stock, no par value per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and immediately before the Effective Time will be, owned by Parent. At the Closing, the Guarantors will directly or indirectly beneficially own all of the outstanding equity securities of Parent.
Section 4.8    Litigation. As of the Signing Date, there are no Actions pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub that would prevent or materially delay the consummation of the Transactions or the Financing. Neither Parent nor Merger Sub is a party or subject to or in default under any Order that would prevent or materially delay the consummation of the Transactions or the Financing.
Section 4.9    No Vote of Parent Shareholders. Except for the adoption of the Agreement by Parent as the sole shareholder of Merger Sub, no vote of the shareholders of Parent or the holders of any other securities of Parent (equity or otherwise), is required by any applicable Law, the certificate of incorporation or bylaws of Parent (or similar organizational documents) or the applicable rules of any exchange

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on which securities of Parent are traded, in order for Parent to consummate the Transactions and the Financing.
Section 4.10    Brokers and Finders. No agent, broker, investment banker, financial advisor or other Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee or payment based upon arrangements made by and on behalf of Parent or Merger Sub for which the Company or any of its Subsidiaries could have liability prior to Closing.
Section 4.11    Solvency. Assuming that (a) the conditions to the obligation of Parent and Merger Sub to consummate the Merger have been satisfied or waived, (b) any written estimates, projections or forecasts prepared by the Company or its Representatives and made available to Parent, Merger Sub or their Representatives have been prepared in good faith based upon reasonable assumptions, and (c) the most recent Company Financial Statements fairly present the consolidated financial condition of the Company and its Subsidiaries as of the end of the periods covered thereby and the consolidated results of operations of the Company and its Subsidiaries for the periods covered thereby, then immediately following the Effective Time and after giving effect to all of the Transactions and the Financing, the payment of the aggregate consideration to which the shareholders of the Company are entitled under Article II, funding of any obligations of the Surviving Corporation or its Subsidiaries that become due or payable by the Surviving Corporation and its Subsidiaries in connection with, or as a result of, the Merger, any required refinancings or repayments of existing Indebtedness of the Company or any of its Subsidiaries and payment of all related fees and expenses, each of the Surviving Corporation and its Subsidiaries will not (i) be insolvent (either because its financial condition is such that the sum of its debts, including contingent and other liabilities, is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts, including contingent and other liabilities, as they mature), (ii) have unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged, or (iii) have incurred debts, or be expected to incur debts, including contingent and other liabilities, beyond its ability to pay them as they become due.
Section 4.12    Disclaimer of Warranties. Except for the representations and warranties made by Parent and Merger Sub in this Article IV, none of Parent, Merger Sub or any other Person makes any representations or warranties on behalf of Parent and Merger Sub. Parent and Merger Sub acknowledge that neither the Company, its Subsidiaries nor any other Person has made any express or implied representation or warranty on behalf of the Company or any of its Affiliates as to the accuracy or completeness of any information regarding the Company provided to Parent and Merger Sub, except as expressly set forth in Article III. In connection with any investigation by Parent and Merger Sub of the Company and its Subsidiaries, Parent and Merger Sub have received or may receive from the Company, its Affiliates or other Persons on behalf of the Company certain projections, forward-looking statements and other forecasts and certain business plan information in written or verbal communications.

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Parent and Merger Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent and Merger Sub are familiar with such uncertainties, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Parent and Merger Sub will have no claim against the Company or any other Person with respect thereto. Accordingly, Parent and Merger Sub acknowledge that neither the Company nor any other Person on behalf of the Company makes any representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).
ARTICLE V
COVENANTS
Section 5.1    Interim Operations of the Company. From the Signing Date and until the Effective Time or the earlier termination of this Agreement in accordance with its terms (the “Pre-Closing Period”), except as (a) expressly required by this Agreement, (b) required by applicable Law, or (c) consented to in writing by Parent during the Pre-Closing Period, which consent will not be unreasonably withheld or delayed, the Company agrees that the Company and its Subsidiaries will conduct business only in the ordinary course of business consistent with past practice (including, for the avoidance of doubt, by taking (subject to the consent rights of Parent in this Section 5.1) commercially reasonable actions to address force majeure events), and the Company will use its reasonable efforts to (A) preserve intact its business organization, assets and technology, (B) keep available the services of its officers and key employees of the Company and its Subsidiaries, (C) maintain in effect all of its material Company Permits, (D) fund its obligations with respect to its and its Subsidiaries and joint ventures’ ongoing development and construction projects and (E) maintain and preserve satisfactory relationships with customers, lessees, lenders, suppliers, licensors, licensees, distributors and others having material business relationships with the Company or any of its Subsidiaries. Without limiting the generality of the foregoing and except as (w) set forth in Section 5.1(w) of the Company Disclosure Letter, (x) expressly required by this Agreement, (y) required by applicable Law, or (z) consented to in writing by Parent during the Pre-Closing Period, which consent will not be unreasonably withheld or delayed, the Company agrees that:
(i)    the Company will not amend or propose to amend the Articles of Incorporation or Code of Regulations and its Subsidiaries will not amend or propose to amend their certificates of incorporation, bylaws or other comparable charter or organizational documents;
(ii)    the Company will maintain its qualification as a REIT;

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(iii)    neither the Company nor any of its Subsidiaries will (A) subject to Section 6.15, declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or other property, with respect to its capital stock, (B) issue, sell, transfer, pledge, dispose of or encumber or agree to issue, sell, transfer, pledge, dispose of or encumber any shares of capital stock or other Rights of the Company or any of its Subsidiaries (other than the issuance of shares of the Company’s capital stock reserved for issuance on the Signing Date upon the settlement of Options outstanding as of the Signing Date or any dividend equivalent rights provided pursuant to the terms of the Company Stock Plans and associated with any such awards, or in respect of account balances under the Deferred Compensation Plans as of the Signing Date), (C) split, combine or reclassify the Shares or any other outstanding capital stock of the Company or any of the Subsidiaries of the Company or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution therefor, or (D) redeem, purchase or otherwise acquire or offer to redeem, purchase, or otherwise acquire, directly or indirectly, any capital stock or other Rights of the Company or any of its Subsidiaries, except, in the case of each of clauses (B) through (D), as required by any Company Plan in effect as of the Signing Date;
(iv)    except as required by applicable Law, or under the Retention Plan described in Section 5.1(iv) of the Company Disclosure Letter or required under the terms of any Company Plan as in effect as of the Signing Date, the Company will not and will not permit its Subsidiaries to (A) increase the compensation payable or to become payable to any officers, directors, employees or individual consultants of the Company or any of its Subsidiaries, (B) execute any employment, consulting, indemnification, deferred compensation or other similar agreement (or any material amendment to any such existing agreement) with any director, employee or consultant of the Company or any of its Subsidiaries other than offer letters, employment agreements, or consulting agreements entered in the ordinary course of business that are terminable at will and without liability to the Company or any of its Subsidiaries, (C) increase the benefits payable under any existing severance or termination pay policies or practices or employment agreements, (D) increase or accelerate the payment or vesting of the compensation, bonus or other benefits of current or former directors, executive officers or employees of the Company or any of its Subsidiaries (other than in connection with promotions of employees to fill vacant positions as property-level employees made in the ordinary course of business), (E) adopt or establish any new Company Plan or amend any existing Company Plan, (F) provide any benefit to a current or former director, executive officer or employee of the Company or any of its Subsidiaries not required by any Company Plan (other than in connection with promotions of employees to fill vacant positions as property-level employees made in the ordinary course of business), (G) grant or amend any equity or equity-based awards, whether settled in shares or cash, or (H) other than in the

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ordinary course of business regarding property-level employees, hire or engage the services of any employee or independent contractor;
(v)    neither the Company nor any of its Subsidiaries will undertake (y) any reduction in force that would result in any liability for noncompliance with the notice provisions of the WARN Act or similar Law to the Company or any of its Subsidiaries under the WARN Act or similar Law or (z) without prior consultation with Parent, any reduction in force that is subject to the WARN Act or similar Law, in each case, in respect of the employees of the Company and its Subsidiaries;
(vi)    neither the Company nor any of its Subsidiaries will enter into any collective bargaining agreement or other obligation to any labor organization;
(vii)    neither the Company nor any of its Subsidiaries will (A)  incur, refinance, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any Indebtedness (other than (i) intercompany Indebtedness of wholly owned Subsidiaries, (ii) borrowings under the Company’s existing revolving credit facility issued under the Revolving Credit Facility Agreement (the “Revolving Credit Facility”), provided that there shall be no increase in the aggregate principal commitments of the Revolving Credit Facility), and (iii) any construction loans in connection with development projects pursuant to arrangements entered into by the Company or its Subsidiaries in effect on the date hereof, as set forth in Section 5.1(a)(vii) of the Company Disclosure Letter) or the obligations of any other Person (other than wholly owned Subsidiaries) or (B) make any loans, advances or capital contributions to, or investments in, any other Person (other than wholly owned Subsidiaries, and in the case of a joint venture, to the extent the Company or any of its Subsidiaries are contractually obligated to make any such loan, advance, capital contribution or investment);
(viii)    neither the Company nor any of its Subsidiaries will (A) make any capital expenditures that, in the aggregate, exceed the amount of capital expenditures contemplated by the Company’s existing capital budget (the “Existing Capital Budget”), a copy of which is attached to Section 5.1(viii) of the Company Disclosure Letter or (B) incur quarterly operating expenses that exceed the amount set forth in the quarterly operating budget, a copy of which is attached to Section 5.1(viii) of the Company Disclosure Letter (the “Existing Operating Budget”), in each of clauses (A) and (B), by more than five percent;
(ix)    neither the Company nor any of its Subsidiaries will pay, discharge, waive, settle or satisfy any rights, claims, liabilities or obligations (absolute, accrued, asserted, unasserted, contingent or otherwise), other than amounts individually not in excess of $100,000, or in the aggregate, not to exceed $500,000, in each case, in excess of applicable insurance proceeds;

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(x)    neither the Company nor any of its Subsidiaries will change any of the accounting methods, principles or practices used by it unless required by a change in GAAP or applicable Law;
(xi)    except in the ordinary course of business consistent with past practices, neither the Company nor any of its Subsidiaries will enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any lease for any Leased Real Property (or any lease for real property that, if existing as of the Signing Date, would be a lease for Leased Real Property);
(xii)    neither the Company nor any of its Subsidiaries will (x) make any material Tax election, enter into any material closing agreement with a Tax authority, file any amended Tax Return with respect to any material Tax or change any material method of accounting for Tax purposes or annual Tax accounting period, except in each case (A) if required by Law, (B) in the ordinary course of business, or (C) if necessary (x) to preserve the Company’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be or (y) fail to contest Tax assessments to the extent customary in the jurisdiction in which the property to which such Tax assessment applies is located;
(xiii)    neither the Company nor any of its Subsidiaries will (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, business combination, restructuring, recapitalization or other reorganization (other than this Agreement), (B) acquire by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (C) acquire, transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any assets, other than, in the case of this clause (C), (x) leasing real estate to tenants in the ordinary course, (y) acquisitions or dispositions of raw materials, equipment, personal property and inventory in the ordinary course of business consistent with past practice and (z) where required by Contract to which the Company or any of its Subsidiaries is a party as of the Signing Date, which are set forth in Section 5.1(a)(xiii) of the Company Disclosure Letter;
(xiv)    neither the Company nor any of its Subsidiaries will enter into any Contract of the type described in Section 3.23 (Related Party Transactions);
(xv)    neither the Company nor any of its Subsidiaries will abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to the material Intellectual Property Rights of

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the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice;
(xvi)    neither the Company nor any of its Subsidiaries will enter into or amend, extend or terminate, or waive, release or assign any rights or claims under, any Material Contract (other than any expiration of such Material Contract in accordance with its terms) or any Contract that would have been deemed to be a Material Contract if entered into prior to the Signing Date, other than (A) in case of Material Contracts of the nature described in Section 3.9(a)(vi), those that are entered into in the ordinary course of business consistent with past practice, (B) in case of Material Contracts of the nature described in Section 3.9(a)(vii), those that contain customary terms based on the geographic market to which the contract relates and which do not, in the aggregate for all such contracts, require payments or allowances of more than $1,000,000, and (C) in the case of Material Contracts of the nature described in Section 3.9(a)(ix), amendments to such contracts that do not impose material costs in excess of $1,000,000 in the aggregate or other material obligations on the Company or its Subsidiaries and that are consistent with past practice; or
(xvii)    agree to take or make any commitment to take any of the actions described in the foregoing clauses (ii)-(xvi).
Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company and its Subsidiaries from taking any action, at any time or from time to time, that in the reasonable judgment of the Company, upon advice of counsel to the Company, is necessary for the Company to maintain its qualification as a REIT or to avoid incurring entity level income or excise Taxes under the Code or other applicable Tax Law, including making dividend or other distributions to stockholders of the Company solely to the extent necessary to maintain such qualification, provided, that to the extent reasonably practicable the Company shall provide notice to Parent regarding any such action that was not explicitly permitted pursuant to this Section 5.1 a reasonable time prior to taking such action.
Nothing contained in this Agreement will give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations before the Effective Time. Before the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
Section 5.2    Acquisition Proposals.
(a)    The Company and its Subsidiaries will, and will direct each of their respective officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants and other representatives (collectively, “Representatives”) to immediately (A) cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to a Company Takeover Proposal and (B) request that all confidential information provided

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by or on behalf of the Company or its Affiliates in connection with any such discussions or negotiations be returned or destroyed. The Company and its Subsidiaries will not, and will direct each of their respective Representatives not to (A) directly or indirectly, solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Company Takeover Proposal, (B) engage in or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with or for the purpose of encouraging or facilitating, a Company Takeover Proposal, or (C) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, investment agreement or other agreement of any kind with respect to a Company Takeover Proposal.
(b)    Notwithstanding anything to the contrary contained in Section 5.2(a) or any other provisions of this Agreement, if prior to receipt of Shareholder Approval the Company or any of its Representatives receives a written Company Takeover Proposal from any Person or group of Persons, which Company Takeover Proposal did not result from any breach of this Section 5.2, (i) the Company and its Representatives may contact such Person or group of Persons to clarify the terms and conditions thereof and (ii) if the Company Board or any duly constituted and authorized committee thereof determines in good faith, after consultation with its financial advisors and legal counsel, that such Company Takeover Proposal constitutes or would reasonably be expected to lead to a Company Superior Proposal, then the Company and its Representatives may, upon notice to Parent and after such Person enters into an Acceptable Confidentiality Agreement, (A) furnish information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Company Takeover Proposal, except that the Company will promptly (and in any event within 24 hours) provide to Parent any written information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Company Takeover Proposal.
(c)    The Company will keep Parent reasonably informed of any material developments, discussions or negotiations regarding any written Company Takeover Proposal on a prompt basis (and in any event within 48 hours). The Company agrees that the Company and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the Signing Date that prohibits the Company from providing any information to Parent in accordance with this Section 5.2.
(d)    Except as expressly permitted by this Section 5.2(d) or Section 5.2(e), the Company Board will not (i) (A) fail to include the Company Recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange

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offer other than a recommendation against such offer or a customary “stop, look and listen” communication (it being understood that the Company Board may refrain from taking a position with respect to a Company Takeover Proposal until the close of business as of the tenth Business Day after the commencement of a tender offer in connection with such Company Takeover Proposal pursuant to Rule 14d-9(f) under the Exchange Act without such action being considered such an adverse modification), or (D) adopt, approve, recommend or publicly propose to approve or recommend to shareholders of the Company a Company Takeover Proposal, (each, a “Company Adverse Recommendation Change”), (ii) authorize, cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, merger agreement or any other agreement with respect to any Company Takeover Proposal (other than an Acceptable Confidentiality Agreement), or take any action that is intended to, or taken for the purpose of, impeding or materially interfering with the Merger or any of the other Transactions hereunder (each, a “Company Acquisition Agreement”), or (iii) take any action pursuant to Section 8.1(c). Notwithstanding anything to the contrary set forth in this Agreement, before the time the Shareholder Approval is obtained, the Company Board may, in response to a Company Takeover Proposal, make a Company Adverse Recommendation Change, enter into a Company Acquisition Agreement or take any action pursuant to Section 8.1(c) if the Company Board or any duly constituted and authorized committee thereof has determined in good faith, after consultation with its financial advisor and legal counsel, that (x) the failure to do so would be inconsistent with the Company Board’s fiduciary duties under applicable Law and (y) such Company Takeover Proposal constitutes a Company Superior Proposal, except that (1) the Company has given Parent at least four calendar days’ prior written notice of its intention to take such action, (2) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose in writing an offer binding on Parent to effect revisions to the terms of this Agreement such that it would cause such Company Superior Proposal to no longer constitute a Company Superior Proposal, (3) following the end of such notice period, the Company Board or any duly constituted and authorized committee thereof will have considered in good faith such binding offer and will have determined that the Company Superior Proposal continues to constitute a Company Superior Proposal if the revisions proposed in such binding offer were to be given effect, and (4) in the event of any material change to the material terms of such Company Superior Proposal, the Company will, in each case, have delivered to Parent an additional notice consistent with that described in clause (1) above and the notice period will have recommenced, except that the notice period will be at least two Business Days (rather than the four calendar days otherwise contemplated by clause (1) above).
(e)    Notwithstanding anything to the contrary in this Agreement, before the time the Shareholder Approval is obtained, in the event a material development or material change in circumstances (other than a Company Takeover Proposal) occurs or arises after the Signing Date that was not known and not reasonably foreseeable by the Company Board as of the Signing Date, the Company Board may change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw

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or modify, in a manner adverse to Parent, the Company Recommendation (“Change of Recommendation”) if the Company Board or any duly constituted and authorized committee thereof has determined in good faith, after consultation with its financial advisors and legal counsel, that failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law, except that such action will not be in response to a Company Takeover Proposal, any change in board membership, or a Company Superior Proposal (which is governed by Section 5.2(d)) and before taking such action, (i) the Company Board has given Parent at least four calendar days’ prior written notice of its intention to take such action and a description of the reasons for the Change of Recommendation, (ii) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period after giving any such notice, to the extent Parent wishes to negotiate, to enable Parent to propose in writing an offer binding on Parent to effect revisions to the terms of this Agreement in such a manner that would obviate the need for making such Change of Recommendation, and (iii) at the end of such notice period, the Company Board or any duly constituted and authorized committee thereof will have considered in good faith such binding offer, and will have determined in good faith, after consultation with its financial advisors and legal counsel, that failure to effect a Change of Recommendation would be inconsistent with the Company Board’s fiduciary duties under applicable Law.
(f)    Nothing contained in this Section 5.2 or in Section 6.6 will prohibit the Company or the Company Board from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure to the Company’s shareholders if, in the Company Board’s determination in good faith after consultation with legal counsel, the failure so to disclose would be inconsistent with its obligations under applicable Law.
ARTICLE VI
ADDITIONAL AGREEMENTS
Section 6.1    Preparation of Proxy Statement.
(a)    As soon as reasonably practicable after the Signing Date (and in no event later than 45 days thereafter), the Company shall file with the SEC the Proxy Statement. The Company shall use reasonable efforts to cause the Proxy Statement to be disseminated to the holders of the Shares, as promptly as practicable after the Proxy Statement is cleared by the SEC. Subject to Section 5.2, the Proxy Statement shall contain the Company Recommendation and the Company shall use reasonable best efforts to obtain the Shareholder Approval.
(b)    Parent and Merger Sub shall provide for inclusion or incorporation by reference in the Proxy Statement all required information relating to Parent or its Affiliates. Parent and its counsel shall be given the reasonable opportunity to review and comment on the Proxy Statement before it is filed with the SEC. The Company shall provide Parent and its counsel, in writing, any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time

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from the SEC or its staff with respect to the Proxy Statement promptly after the receipt of such comments or other communications, and the opportunity to review and comment on such comments. The Company shall respond promptly to any such comments from the SEC or its staff.
(c)    Each of the Company, Parent and Merger Sub agrees to promptly (i) correct any information provided by it specifically for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect and (ii) supplement the information provided by it specifically for use in the Proxy Statement to include any information that shall become necessary in order to make the statements in the Proxy Statement, in light of the circumstances under which they were made, not misleading. The Company further agrees to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to the holders of the Shares, in each case as and to the extent required by applicable Law.
Section 6.2    Shareholders Meeting.
(a)    The Company shall, as soon as reasonably practicable following the Signing Date, take all necessary actions in accordance with applicable Law, its constituent documents and the rules of the NYSE and NASDAQ to duly postpone the Annual Meeting so that it takes place after the Special Meeting.
(b)    The Company, commencing on the submission to the SEC of the Proxy Statement, shall run a weekly broker search for a deemed record date 20 Business Days after the date of such search. Subject to Section 5.2, the Company shall, as soon as reasonably practicable following the SEC’s clearance of the Proxy Statement, take all actions in accordance with applicable Law, its constituent documents and the rules of the NYSE and NASDAQ to (i) establish the earliest reasonably practicable record date for a meeting of shareholders (“Record Date”), (ii) duly call, give notice of, convene and hold a special meeting of the Company’s shareholders on the earliest reasonably practicable date (no later than 45 days after the proxy clearance date) (including any adjournment or postponement thereof, the “Special Meeting”) for the purpose of considering and taking action upon the adoption of this Agreement and (iii) mail the Proxy Statement to the holders of Company shares as of the Record Date. The Company in its sole discretion may adjourn or postpone the Special Meeting (i) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement required pursuant to Section 6.1(c) is provided to the shareholders of the Company within a reasonable amount of time in advance of the Special Meeting, (ii) if as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares of Company Common Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Special Meeting, or (iii) for a single period not to exceed ten Business Days, to solicit additional proxies if necessary to obtain the Shareholder Approval.

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(c)    Parent shall vote, or cause to be voted, all of the Shares then beneficially owned by it, Merger Sub or any of its other Subsidiaries and Affiliates in favor of the adoption of this Agreement.
Section 6.3    Reasonable Best Efforts.
(a)    Before the Closing, Parent, Merger Sub and the Company shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Law to consummate and make effective in the most expeditious manner possible the Transactions, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Transactions, (ii) the satisfaction of the conditions to consummating the Transactions, (iii) taking all reasonable actions necessary to obtain (and to cooperate with each other in obtaining) any consent, authorization, Order or approval of, or any exemption by, any Governmental Entity (which actions shall include furnishing all information required in connection with approvals of or filings with any Governmental Entity) required to be obtained or made by Parent, Merger Sub, the Company or any of their respective Subsidiaries in connection with the Transactions or the taking of any action contemplated by this Agreement, (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement, including, if requested by Merger Sub, executing such assignment instruments as necessary to assign all real property purchase and sale agreements to which the Company is contractually bound to one or more direct or indirect wholly-owned Subsidiaries of the Company and creating a Taxable REIT Subsidiary into which entities owned by the Company will be contributed at or prior to the Closing, and (v) obtaining third-party consents to the Transactions, Financing and as may reasonably be requested by Parent or Merger Sub, including consent from all third-parties to all existing joint-venture agreements, financing documents, including mortgages, property management agreements, and purchase and sale agreements, (provided that, with respect to this clause (v), (1) in no event shall the Company or any of its Subsidiaries be obligated to pay or to commit to pay to any Person whose consent is being sought any cash or other consideration, make any accommodation commitment or incur any liability or obligation to such Person in connection with such consent to the extent such cost or liability is not reimbursed by Parent or Merger Sub and (2) the receipt of such consent shall not be a condition to the Closing). Additionally, each of Parent and the Company shall use all reasonable best efforts to fulfill all conditions precedent to the Merger and shall not take any action after the Signing Date that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any consent, authorization, Order or approval of, or exemption by, any Governmental Entity necessary to be obtained before Closing.
(b)    Before the Closing, each party shall promptly consult with the other parties to this Agreement with respect to, provide any necessary information with respect to (and, in the case of correspondence, provide the other parties (or their counsel) copies of), all filings made by such party with any Governmental Entity or any other information supplied by such party to, or correspondence with, a Governmental

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Entity in connection with this Agreement and the Transactions. Each party to this Agreement shall promptly inform the other parties to this Agreement of any communication from any Governmental Entity regarding any of the Transactions. If any party to this Agreement or any Representative of such parties receives a request for additional information or documentary material from any Governmental Entity with respect to the Transactions, then such party shall use reasonable best efforts to make, or cause to be made, promptly and after consultation with the other parties to this Agreement, an appropriate response in compliance with such request.
Section 6.4    Notification of Certain Matters. Subject to applicable Law, the Company shall give prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall give prompt notice to the Company of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be reasonably likely to cause any condition to the Merger to be unsatisfied in any material respect at the Effective Time and (b) any material failure of the Company or Parent and Merger Sub, as the case may be, or any officer, director, employee or Representative of the Company or Parent and Merger Sub, as applicable, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under this Agreement, except that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect the remedies available under this Agreement to the party receiving such notice.
Section 6.5    Access; Confidentiality. Subject to applicable Law relating to the sharing of information, the Company agrees to provide Parent and its Representatives, from time to time before the earlier of the Effective Time or the termination of this Agreement, reasonable access during normal business hours to (a) the Company’s properties (including access to its properties for the purpose of obtaining surveys and to conduct Phase I environmental site assessments, but no access to conduct Phase II or other environmental or intrusive sampling shall be granted without the Company’s prior written consent, which shall be granted in the Company’s sole discretion), books, Contracts, personnel and records and (b) such other information as Parent shall reasonably request with respect to the Company and its business, financial condition and operations, except that nothing in this Agreement shall require the Company or any of its Subsidiaries to (x) provide such access at times or in a manner that the Company’s Representatives reasonably believe is likely to materially disrupt the ordinary-course operations of the businesses of the Company or its Subsidiaries or (y) disclose any information to Parent or its Representatives that (i) would cause a violation of any contract to which the Company or any of its Subsidiaries is a party or (ii) would result in a loss of attorney-client privilege with respect to material information to the Company or any of its Subsidiaries. Parent shall and shall cause Parent’s Affiliates and Representatives to keep confidential any non-public information received from the Company, its Affiliates or its Representatives, directly or indirectly, pursuant to this Section 6.5 in accordance with Section 2 of the Confidentiality Agreement.
Section 6.6    Publicity. The initial press release regarding the Merger shall be a Company press release and thereafter none of the Company, Parent nor any of their respective Affiliates shall issue or cause the publication of any press release or other

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announcement with respect to this Agreement or the Transactions without the prior consultation of the other party and giving the other party the opportunity to review and comment on such press release or other announcement, except as required by applicable Law, by any listing agreement with or rules of any applicable national securities exchange, trading market or listing authority or as may be requested by a Governmental Entity. The Company shall consult with Parent and Merger Sub prior to issuing any press release or other public announcement that would be required to be filed pursuant to Section 14 of the Exchange Act.
Section 6.7    Indemnification; Directors’ and Officers’ Insurance.
(a)    From and after the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Corporation shall jointly and severally indemnify and hold harmless each Indemnified Party with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (i) the fact that an Indemnified Party was a director, officer, employee or agent of the Company or any of its Subsidiaries or (ii) acts or omissions by such Indemnified Party in the Indemnified Party’s capacity as a director, officer, employee or agent of the Company or a Subsidiary of the Company or taken at the request of the Company or a Subsidiary of the Company (including in connection with serving at the request of the Company or such Subsidiary as a director, officer, employee, agent, trustee or fiduciary of another Person), in each case under (i) or (ii), at, or at any time before, the Effective Time (including any Action relating in whole or in part to the Merger or the enforcement of this provision or any other indemnification or advancement right of any Indemnified Party), to the fullest extent permitted or required by applicable Law.
(b)    Parent guarantees, and the Surviving Corporation shall assume, all obligations of the Company and any of its Subsidiaries in respect of rights of exculpation, indemnification and advancement of expenses for acts or omissions occurring at or before the Effective Time, whether asserted or claimed before, at or after the Effective Time, existing in favor of the Indemnified Parties as provided in the respective constituent documents of the Company or any of its Subsidiaries or in any written Contract described on the Company Disclosure Letter or filed as an exhibit to any document filed with the SEC (including forms of agreement filed with the SEC) or available under applicable Law, except that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. Without limiting the foregoing, Parent, from and after the Effective Time until six years from the Effective Time, shall cause, unless otherwise required by Law, the certificate of incorporation and bylaws or similar organizational documents of the Surviving Corporation to contain provisions no less favorable to the Indemnified Parties with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the Signing Date in the

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Company’s constituent documents or available under applicable Law, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnified Parties. In addition, from the Effective Time until six years from the Effective Time, Parent shall, and shall cause the Surviving Corporation to, advance any expenses (including fees and expenses of legal counsel) of any Indemnified Party under this Section 6.7 (including in connection with enforcing the indemnity and other obligations referred to in this Section 6.7) as incurred to the fullest extent permitted under applicable Law, provided that the individual to whom expenses are advanced provides an undertaking to repay such advances if it is determined that such person is not entitled to be indemnified pursuant to this Section 6.7(b).
(c)    For a period of six years from the Effective Time, Parent shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries, or provide substitute policies or purchase or cause the Surviving Corporation to purchase, extended reporting period otherwise known as a “tail policy” with reputable insurers, in each case of at least the same coverage and scope, and in amounts, and containing terms and conditions, that are no less favorable to such individuals than such policy in effect on the Signing Date, with respect to matters arising on or before the Effective Time covering without limitation the Transactions; provided, however¸ that in satisfying its obligations under this Section 6.7(c), Parent shall not be obligated to pay annual premiums in excess of 250% of the amount per annum the Company paid in its last full fiscal year prior to the Signing Date (the “Current Premium”) and if such premiums for such insurance would at any time exceed 250% of the Current Premium, then Parent  shall cause to be maintained policies of insurance that, in Parent’s good faith judgment, provide the maximum coverage available at an annual premium equal to 250% of the Current Premium. The Company may before the Effective Time purchase a six-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring before the Effective Time, covering without limitation the Transactions; provided, however, that the amount paid for such prepaid policies does not exceed 250% of the Current Premium. If such prepaid “tail policy” has been obtained by the Company, it shall be deemed to satisfy all obligations to obtain insurance pursuant to this Section 6.7(c) and the Surviving Corporation shall use its reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.
(d)    The provisions of this Section 6.7 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each Indemnified Party, and his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company’s constituent documents, by Contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 6.7 may not be terminated or modified in such a manner as to adversely

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affect the rights of any Indemnified Party to whom this Section 6.7 applies unless (i) such termination or modification is required by applicable Law or (ii) the affected Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Parties to whom this Section 6.7 applies shall be third-party beneficiaries of this Section 6.7).
(e)    In the event the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.7.
Section 6.8    Merger Sub Compliance. Parent shall cause Merger Sub to comply with all of its obligations under or related to this Agreement.
Section 6.9    Employee Matters.
(a)    From the Effective Time until the twelve-month anniversary of the Effective Time, Parent shall provide, or shall cause to be provided, to each employee of the Company and its Subsidiaries whose terms and conditions of employment were not, and do not become, subject to a collective bargaining agreement who is employed by the Company and its Subsidiaries as of immediately before the Effective Time (“Company Non-Union Employees”), for so long as such person is an employee of Parent, the Surviving Corporation or any of their Subsidiaries, (i) base salary or wage rates that, on an individual-by-individual basis, are no less favorable than those provided to such Company Non-Union Employee immediately before the Effective Time, (ii) total target incentive compensation opportunities at least as favorable as the total target incentive compensation opportunities available to such Company Non-Union Employees immediately before the Effective Time, and (iii) employee benefits (including, as applicable, severance benefits) that are substantially comparable in the aggregate to those provided as of the Signing Date by the Company and its Subsidiaries as applicable, provided to each such Company Non-Union Employee immediately before the Effective Time. Nothing herein shall restrict the right of the Company or Parent or any Subsidiary of Company or Parent to terminate the employment of any employee; provided, that any such termination is effected in accordance with applicable Law. Nothing herein shall restrict the right of the Company or Parent or any Subsidiary of the Company or Parent to terminate any Company Plan or other employee benefit plan; provided, that any such termination is effected in accordance with applicable Law and the terms of such Company Plan.
(b)    For purposes of vesting, eligibility to participate and benefit accrual (other than for purposes of benefit accruals under any pension plan sponsored by Parent or its Subsidiaries (other than the Company and its Subsidiaries)) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Non-Union Employees after the Effective Time (“New Plans”), each Company Non-Union Employee shall be credited with his or her years of service with the

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Company and its Subsidiaries or predecessors before the Effective Time, to the same extent as such Company Non-Union Employee was entitled, before the Effective Time, to credit for such service under any similar employee benefit plan of the Company or its Subsidiaries in which such Company Non-Union Employee participated or was eligible to participate immediately before the Effective Time, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing: (i) each Company Non-Union Employee will be immediately eligible to participate, without any waiting time, in any and all New Plans for which such Company Non-Union Employee becomes eligible to participate, to the extent such Company Non-Union Employee had coverage under a comparable Company Plan immediately before the consummation of the Transactions (such plans, collectively, “Old Plans”) and (ii) for purposes of each New Plan providing welfare benefits to any Company Non-Union Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately before the Effective Time, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan (subject to the receipt by Parent or the applicable vendors of any information which is reasonably necessary regarding such covered expenses previously paid).
(c)    Parent and the Company, as applicable, will cause all bonus amounts under annual cash bonus, annual equity bonus, sales and other cash incentive plans of the Company and its Subsidiaries (“Bonus Amounts”) with respect to the fiscal year in which the Closing occurs to be calculated and paid in the ordinary course of business to the eligible employees of the Company and its Subsidiaries, except that such Bonus Amounts under the Single-Year Cash Incentive Plan and the Single-Year Equity Incentive Plan, will be (i) deemed to be earned at the target level of performance and (ii) paid in cash as soon as practicable, but not later than the second regularly scheduled payroll date occurring on or following the Closing Date, except that if the timing of such payment of the Bonus Amounts under the Single-Year Equity Incentive Plan as described in this Agreement would cause any additional Taxes to be payable pursuant to Section 409A of the Code, the payment will instead be made at the time specified in under the applicable plan document.
(d)     Parent hereby acknowledges and agrees that a “change of control” (or equivalent phrase) within the meaning of the Company Plans shall occur at or before the Effective Time, as applicable, for purposes of all Company Plans in which the term is relevant.

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(e)    Nothing in this Section 6.9 shall (i) be treated as an amendment of, or undertaking to amend, any benefit plan or (ii) prohibit Parent or any of its Affiliates, including the Surviving Corporation, from amending or terminating any employee benefit plan. The provisions of this Section 6.9 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 6.9, express or implied, shall confer upon any employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement.
Section 6.10    Parent Approval. Immediately following the execution of this Agreement, Parent shall execute and deliver, in accordance with DGCL section 228(a) and in its capacity as the sole shareholder of Merger Sub, a written consent adopting the plan of merger contained in this Agreement.
Section 6.11    Financing. Each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, as promptly as possible, all things reasonably necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter on or prior to the Closing Date, including maintaining in effect the Debt Commitment Letter and using reasonable best efforts to, as promptly as possible, (a) satisfy, or cause to be satisfied, on a timely basis, or obtain a waiver of, all conditions precedent in the Debt Commitment Letter that are to be satisfied by Parent and Merger Sub, (b) negotiate and enter into definitive agreements with respect to the Financing on the terms and conditions contemplated by the Debt Commitment Letter or on such other terms that would not reduce the amount of proceeds of the Debt Financing below the amount necessary (together with the proceeds from the Equity Financing and other funds available to the Parent and Merger Sub), for Parent and Merger Sub to consummate the transactions contemplated hereby and would not reasonably be expected to delay or impair the Closing or make funding materially less likely to occur on or before the Closing and (c) consummate the Financing at the Closing. Parent and Merger Sub shall give the Company reasonably prompt written notice (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to result in breach or default) by Parent, Merger Sub, or to the knowledge of Parent or Merger Sub, any party to any Commitment Letter or other Debt Document, (ii) if and when Parent or Merger Sub becomes aware that any portion of the Financing contemplated by any Commitment Letter may not be available for the Financing Purposes, (iii) of the receipt of any written notice or other written communication from any party to the Commitment Letter with respect to any actual or potential breach, default, termination or repudiation by any party to any Commitment Letter or other Debt Document, (iv) if for any reason Parent or any of its Affiliates believes in good faith that there is a reasonable possibility that it shall not be able to obtain any portion of the Financing on the terms, in the manner and from the sources contemplated by any Commitment Letter (including any related flex terms) or the definitive agreements with respect thereto (such definitive agreements related to the Debt Financing, collectively, with the Debt Commitment

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Letter, “Debt Documents”) and such portion is reasonably required to fund the transactions contemplated by this Agreement, and (v) of any expiration or termination of any Commitment Letter or other Debt Document. Parent and Merger Sub will (1) comply in all material respects with the Equity Commitment Letter and each of the Debt Documents and (2) enforce in all material respects its rights under the Equity Commitment Letter and, in the event of a breach or other failure to fund the Debt Financing required to consummate the Transactions on the Closing Date by the Financing Sources, each of the Debt Documents. Parent and Merger Sub shall not, without the Company’s prior written consent, permit or consent to (x) any amendment, supplement or modification to be made to the Equity Commitment Letter or (y) any amendment, supplement or modification to be made to the Debt Commitment Letter if such amendment, supplement or modification would (A) materially impair, delay or prevent the consummation of the transactions contemplated by this Agreement, (B) reduce the aggregate amount of the Debt Financing (unless (a) such reduction is matched with an equal increase of the Equity Financing under the Equity Commitment Letter or (b) after giving effect to such reduction, the representation and warranty in Section 4.6 shall be true and correct as though such representation and warranty was being made as of the date of such reduction and after giving effect thereto), (C) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing (unless such new or additional conditions or expanded, amended or modified conditions could not be reasonably expected to (1) delay or prevent the Closing Date, (2) make the timely funding of the Debt Financing or satisfaction of the conditions to obtaining the Debt Financing less likely to occur or (3) adversely affect the ability of Purchaser to enforce its rights against other parties with respect to the Debt Financing) or (D) otherwise reasonably be expected to adversely affect the ability of Parent or Merger Sub to timely consummate the transactions contemplated by this Agreement (collectively, the “Restricted Commitment Letter Amendments”); provided, that, for the avoidance of doubt, Purchaser may amend, supplement, modify or waive any terms of the Debt Commitment Letter and/or the Debt Financing Documents with respect thereto without the consent of the Company or Sellers in order to (1) correct typographical errors, (2) add lenders, lead arrangers, bookrunners, syndication agents or similar entities (by assignment or otherwise) as expressly contemplated in the Debt Commitment Letter on the date hereof or (3) reallocate commitments or assign or reassign titles or roles to, or between or among, any entities party thereto. For purposes of this Agreement, references to the “Debt Commitment Letter” shall include such document(s) as permitted or required by this Section 6.11 to be amended, modified or waived, in each case from and after such amendment, modification or waiver.
In the event of any Financing Failure Event, each of Parent and Merger Sub shall use its reasonable best efforts to arrange to obtain, or cause to be obtained, alternative financing, including from alternative sources, in an amount sufficient to replace any unavailable portion of the Financing (“Alternative Financing”) as promptly as practicable following the occurrence of such Financing Failure Event, on terms that are not materially less favorable in the aggregate to Parent and Merger Sub than the terms of the Debt Commitment Letter (including any “flex” provisions applicable

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thereto) and the provisions of this Section 6.11, Section 9.6, Section 9.8(b) and Section 9.11 shall be applicable to the Alternative Financing, and, for the purposes of this Section 6.11, Section 6.12, Section 9.6, Section 9.8(b), and Section 9.11, all references to the Financing shall be deemed to include such Alternative Financing, all references to Debt Documents shall include the applicable documents for the Alternative Financing and all references to the Financing Sources shall include the Persons providing or arranging the Alternative Financing. In the event that each of Parent and Merger Sub has obtained substitute financing (including by way of debt incurred under any federal agency multifamily loan programs), the proceeds of which are received on the Closing Date and which amount substitutes an equivalent portion of the Debt Financing, for the purposes of Section 4.6 and Section 6.12, all references to the Financing shall be deemed to include such substitute financing.
Each of Parent and Merger Sub acknowledges and agrees that the obtaining of the Financing, or any Alternative Financing, is not a condition to Closing and reaffirms its obligation to consummate the Transactions irrespective and independently of the availability of the Financing or any Alternative Financing, subject to fulfillment or waiver of the conditions set forth in Article VII.
Section 6.12    Financing Cooperation. Prior to the Closing, the Company shall use, and shall cause its Subsidiaries and their respective Representatives to use, their reasonable best efforts, at the sole cost and expense of Parent and Merger Sub, to cooperate with Parent, Merger Sub or any of its Affiliates as necessary, proper or advisable in connection with the arrangement of the Debt Financing as may be customary and reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (but not limited to) using reasonable best efforts to:
(i) cause the Company’s senior officers to participate in a reasonable number of meetings, due diligence sessions, presentations, sessions with rating agencies or other customary syndication activities, in each case, at mutually agreeable times;
(ii) assist Parent and the Merger Sub with the preparation of customary materials for rating agency presentations (including obtaining one or more ratings for the Company and its Subsidiaries), bank information memoranda and similar documents reasonably necessary in connection with the Debt Financing;
(iii) assist with the preparation of any pledge and security documents contemplated by the Debt Financing, and other customary definitive financing documents on terms reasonably satisfactory to Parent and otherwise facilitate the pledging of collateral contemplated by the Debt Financing, as may be reasonably requested by Parent or Merger Sub, provided that no obligation of the Company and its Subsidiaries under any such document or agreement and no pledge shall be effective until the Closing;

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(iv) using commercially reasonable efforts to obtain third-party consents to the Transactions and the Financing, in each case, as may reasonably be requested by Parent or Merger Sub, including, if required (as reasonably determined by the Parent and Merger Sub), consent from third-parties to existing joint-venture agreements, financing documents, property management agreements, and purchase and sale agreements;
(v) furnish to Parent: (1) U.S. GAAP audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and the Company consolidated Subsidiaries for the last two full fiscal years ended at least 60 days before the Closing Date; (2) U.S. GAAP unaudited consolidated and balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and the Company’s consolidated Subsidiaries for each subsequent fiscal quarter (other than the fourth fiscal quarter of the Company’s fiscal year) ended at least 40 days before the Closing Date, it being understood that, with respect to such financial information for each such fiscal year and subsequent interim period, such covenant shall be deemed satisfied through the filing by the Company of its annual report on Form 10-K or quarterly report on Form 10-Q with respect to such fiscal year or interim period; and (3)(i) customary financial information for the preparation of an unaudited pro forma consolidated balance sheet and related unaudited pro forma consolidated statements of income and cash flows by the Parent and Merger Sub to give effect to the Transactions contemplated hereby, to the extent reasonably requested and such information is available and customary for a bank syndication of the type and nature of the Debt Financing; and (ii) such other customary and available financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent or Merger Sub to assist in the preparation of the customary bank information memoranda, lender presentations and customary information documents needed for financings of the type contemplated by the Debt Commitment Letter and any supplements thereto (the information and financial statements referred to in subclauses (1), (2) and (3) above, the “Required Financial Information”);
(vi) provide (1) reasonable and customary assistance with the preparation of an unaudited pro forma consolidated balance sheet and related unaudited pro forma consolidated statements of income and cash flows by the Parent and Merger Sub, as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements have been delivered, prepared after giving effect to the Merger as if the Merger had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements; and (2) upon the request by the Parent or Merger Sub, providing customary authorization and representation letters in connection with the information provided as Required Financial Information (including prior to any bank meeting for the Debt Financing);
(vii) arrange for customary payoff letters pursuant to Section 6.17;

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(viii) assist Parent and Merger Sub in ensuring that the syndication efforts benefit from the existing banking relationships of the Company and its Subsidiaries;
(ix) assist Parent and Merger Sub in obtaining surveys and title insurance as reasonably requested by Parent or Merger Sub, including by providing title affidavits or similar documents required by a nationally-recognized title company for (A) the deletion of any standard or pre-printed exceptions in any title insurance policies or proforma or (B) the satisfaction of any requirement set forth in any title commitment and, to the extent appropriate, appraisals of Owned Real Property and Leased Real Property;
(x) take all actions reasonably necessary to permit prospective financing providers to conduct customary field examinations for third party reports and, to the extent appropriate, appraisals of Owned Real Property and Leased Real Property; provided, however, that the foregoing shall be subject to Section 6.5 hereof and no access shall be required to be granted to conduct Phase II or other environmental or intrusive sampling without the Company’s prior written consent, which shall be granted in the Company’s sole discretion; and
(xi) at least five (5) Business Days prior to the Closing (in each case, to the extent requested at least ten (10) Business Days prior to the Closing), provide all documentation and other information about the Company and any of its Subsidiaries as is reasonably requested in writing by Parent which the parties to the Debt Commitment Letter (other than Parent and Merger Sub) reasonably determine is required by applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT ACT that is required under paragraph 6 of Exhibit B to the Debt Commitment Letter.
(1) Notwithstanding the foregoing or anything else contained herein to the contrary, none of the Company or any of its Subsidiaries shall be required to incur any liability in connection with the Financing before the Closing, (2) the pre-Closing Company Board and the directors, managers and general partners of the Company’s Subsidiaries shall not be required to adopt resolutions approving the agreements, documents and instruments pursuant to which the Financing is obtained, (3) none of the Company or any of its Subsidiaries shall be required to execute before the Closing any definitive financing documents, including any credit or other agreements, pledge documents, security documents or other certificates in connection with the Financing (other than customary authorization letters in connection with the Debt Financing, if any), (4) none of the Company or any of its Subsidiaries shall be required to take any corporate action before the Closing to permit the consummation of the Financing, (5) none of the Company or any of its Subsidiaries shall be required to provide, and Parent shall be solely responsible for, (A) the assumptions underlying the pro forma adjustments to be made in the preparation of pro forma financial statements, (B) projections, risk factors or other forward-looking statements relating to any component of the Financing, (C) subsidiary financial statements or any other information of the

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type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, and (D) Compensation Disclosure and Analysis required by Item 402(b) of Regulation S-K, and (6) Parent shall indemnify, defend and hold harmless the Company and its Affiliates, and their respective pre-Closing directors, officers, employees, agents, representatives and professional advisors, from and against any liability, obligation or loss suffered or incurred by them in connection with the arrangement of the Financing, any information provided in connection therewith (other than arising from information provided by or on behalf of the Company or its Subsidiaries but including any violation of the Confidentiality Agreement) and any misuse of the logos or marks of the Company or its Subsidiaries, except in the event such liabilities, obligations or losses arose out of or result from the bad faith, gross negligence, willful misconduct or material breach of this Agreement of the Company, any of its Subsidiaries or any of their respective Affiliates and Representatives, and the Guaranty shall guaranty the obligations of Parent pursuant to this Section 6.12. Nothing in this Section 6.12 shall require any cooperation or other action by the Company to the extent that it would materially interfere with the business or operations of the Company or any of its Subsidiaries. Parent shall promptly reimburse the Company and its Subsidiaries for all reasonable, documented and invoiced costs incurred by the Company or its Subsidiaries in connection with such cooperation. Subject to Parent’s indemnification obligations under this Section 6.12, the Company hereby consents to the use of all of its and its Subsidiaries’ corporate logos in connection with the initial syndication or marketing of the Debt Financing, so long as such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.
Section 6.13    Tax Opinion and Tax Representation Letter. The Company shall use reasonable best efforts to (i) obtain the opinion of counsel referred to in Section 7.2(d) and (ii) deliver to Jones Day and Parent, a tax representation letter, dated as of the Closing Date and signed by an officer of the Company, in form and substance as set forth in Exhibit B, with such changes as are reasonably determined by Jones Day to be necessary or appropriate, containing representations of the Company for purposes of rendering the opinion described in Section 7.2(d).
Section 6.14    Section 16 Matters. Prior to the Effective Time, the Company may, in its sole discretion, take steps to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16(b)-3 promulgated under the Exchange Act.
Section 6.15    Dividends. From and after the Signing Date and until the Effective Time, the Company shall not declare or make any dividend or distribution to its shareholders without the prior written consent of Parent, except that the written consent of Parent shall not be required for (i) dividends declared prior to the Signing Date and (ii) the declaration and payment of dividends or other distributions to the Company or any Subsidiary by any directly or indirectly wholly-owned Subsidiary. Parent shall

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assume the obligation to pay any dividend declared by the Company in accordance with this Section 6.15, but not paid by the Company prior to the Effective Time.
Section 6.16     Transfer Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Effective Time, the Surviving Corporation shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of the Company Common Shares, all Transfer Taxes.
Section 6.17    Treatment of Certain Indebtedness.
(a)    The Company shall use reasonable best efforts to obtain a duly executed pay-off letter from the agent under each of the Term Loan Credit Agreement and the Revolving Credit Facility Credit Agreement, in a customary form and substance reasonably satisfactory to Parent (the “Payoff Letters”) (a draft of which shall have been delivered by the Company to Parent at least five (5) Business Days prior to the Closing Date), (A) certifying that the aggregate amount required to be paid to fully satisfy all such Indebtedness under each of the Term Loan Credit Agreement and the Revolving Credit Facility Credit Agreement that will be outstanding as of the Closing, (B) certifying that all such Indebtedness shall have been fully paid upon the receipt by such agent of funds, and (C) authorizing the release and discharge in full of all Encumbrances and other security over the properties and assets of the Company and its Subsidiaries securing all such obligations and all guarantees granted by the Company and its Subsidiaries.
(b)    The Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to promptly commence at Parent’s expense, after the receipt of a written request from Parent to do so, tender offers to purchase, and any related consent solicitations with respect to, the Existing Notes on such terms and conditions as specified by Parent (in its sole discretion) (collectively, the “Debt Offers”); provided that (i) the provisions of Section 6.17(e) and Section 6.17(f) shall have been satisfied, and shall continue to be satisfied, in all respects, (ii) Parent shall have provided the Company with drafts of the offer to purchase, related letter of transmittal and other related documents (collectively, the “Offer Documents”) and (iii) the closing of the Debt Offers shall be conditioned on the Closing and shall otherwise comply with all applicable Laws and SEC rules and regulations. The terms and conditions specified by Parent for the Debt Offers shall be only such terms and conditions as are customarily included in offers to purchase debt securities similar to the Existing Notes and in similar situations and shall otherwise be in compliance with all applicable Laws. Nothing in this Section 6.17 or in any other provision of this Agreement shall require the Company or any of its Affiliates to purchase, or accept for purchase, any Existing Notes tendered or otherwise

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submitted for payment prior to the Effective Time. Parent and Merger Sub shall, and shall cause their respective Subsidiaries to, and shall use their respective reasonable best efforts to cause their respective representatives to, provide cooperation reasonably requested by the Company in connection with the Debt Offers.
(c)    Subject to Section 6.17(e)Section 6.17(e) and Section 6.17(f), after the receipt of a written request from Parent to do so, in lieu of or in addition to commencing a Debt Offer for the Existing Notes pursuant to Section 6.17(b)Section 6.17(b), the Company shall to the extent permitted by the Notes Purchase Agreements use its reasonable best efforts to issue, at the Closing, a notice of optional prepayment (the “Prepayment Notice”) for all of the outstanding principal amount of the Existing Notes pursuant to the requisite provisions of the Notes Purchase Agreements (the “Debt Prepayment”) and to take actions reasonably requested by Parent that are reasonably necessary to consummate a Debt Prepayment (including, to the extent available, the deposit of cash or cash equivalents to such Person designated by the Parent, in an amount sufficient to prepay the Existing Notes pursuant to the Notes Purchase Agreements), pursuant to the applicable pricing provisions in the Notes Purchase Agreements, provided that in each case, Parent and Merger Sub shall, and shall use their respective reasonable best efforts to cause their respective representatives to, provide cooperation reasonably requested by the Company in connection with the Debt Prepayment.
(d)    In the event that the Company commences a Debt Offer, the Company covenants and agrees that, promptly following any related consent solicitation expiration date, assuming the requisite consents are received, each of the Company and its applicable Subsidiaries as is necessary shall (and, if required, shall use their reasonable best efforts to cause the noteholders under the Notes Purchase Agreements to) execute any amendments to the Notes Purchase Agreements, which shall implement the amendments described in the Offer Documents, subject to the terms and conditions of this Agreement (including the conditions to the Debt Offers); provided, however, that in no event shall the Company, any of its Subsidiaries or any of their respective officers, directors or other representatives, have any obligation to authorize, adopt or execute any amendments or other agreement that would become effective prior to the Closing. Concurrently with the Closing, Parent shall cause the Surviving Corporation to accept for payment and thereafter promptly pay for, any Existing Notes that have been validly tendered pursuant to and in accordance with the Debt Offers and not properly withdrawn using funds provided by Parent.
(e)    Parent shall prepare all necessary and appropriate documentation in connection with any Debt Offers and Debt Prepayments, including the Offer Documents and the Prepayment Notice, as applicable. The Company shall, and shall use its reasonable best efforts to cause its Representatives to, provide cooperation reasonably requested by the Company in the preparation of any Offer Documents and Prepayment Notices. The Company shall, to the extent requested, keep Parent reasonably informed regarding the status, results and timing of the Debt Offers and Debt Prepayments. The Offer Documents (including all amendments or supplements

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thereto) and all mailings to the holders of the Existing Notes in connection with any Debt Offers and Debt Prepayment shall be subject to the prior review of, and comment by, the Company and its legal counsel, and shall be reasonably acceptable to them. If, at any time prior to the completion of the Debt Offers, the Company or any of its Subsidiaries, on the one hand, or Parent or any of its Subsidiaries, on the other hand, discovers any information that should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, such party that discovers such information shall use reasonable best efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated by or on behalf of the Company or its Subsidiaries to the holders of the Existing Notes. Notwithstanding anything to the contrary in this Section 6.17(e), the Company shall, and shall cause its Subsidiaries to, comply with the requirements of Rule 14e‑1 under the Exchange Act and any other Law to the extent applicable in connection with the Debt Offers and such compliance will not be deemed a breach hereof.
(f)    In connection with any Debt Offer and any Debt Prepayment, Parent may select one or more dealer managers, information agents, depositaries and other agents, in each case as shall be reasonably acceptable to the Company, to provide assistance in connection therewith and the Company shall, and shall cause its Subsidiaries to, enter into customary agreements with such parties so selected; provided that neither the Company nor any of its Subsidiaries shall be required to indemnify, defend or hold harmless, or pay the fees or reimburse the costs and expenses of, any such party, which indemnification, fee and reimbursement obligations shall be borne by Parent pursuant to separate agreements with such parties to which neither the Company nor any of its Subsidiaries shall be a party or have any obligations under. Parent shall reimburse the Company and its Subsidiaries for all of their reasonable costs and expenses incurred in connection with any Debt Offers or any Debt Prepayment promptly following the incurrence thereof, including the reasonable, documented and invoiced fees and expenses of their counsel. Parent shall indemnify, defend and hold harmless the Company, its Subsidiaries and each of their respective Affiliates from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (excluding, to the extent previously reimbursed, the costs and expenses referred to in the immediately preceding sentence) suffered or incurred by any such Person, or to which any such Person may become subject, that arise out of, or is in any way in connection with, the Debt Offers, Change or Control Offer, and Debt Prepayment, or any actions taken or not taken by the Company, or taken at the request of Parent, pursuant to this Section 6.17 or the transactions contemplated hereby, in each case other than arising from any information provided in writing specifically for use by or on behalf of the Company or any of its Subsidiaries, and to the extent any of the foregoing arises from the bad faith, gross negligence or willful misconduct of, or breach of this Agreement by, the Company or any of its subsidiaries or

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their respective affiliates, officers, directors, employees, accountants, agents or representatives.
ARTICLE VII
CONDITIONS
Section 7.1    Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger will be subject to the satisfaction or waiver at or before the Effective Time of each of the following conditions:
(a)    Shareholder Approval. The Shareholder Approval will have been obtained; and
(b)    No Injunctions or Restraints. No Order or Law, entered, enacted, promulgated, enforced or issued by any Governmental Entity (collectively, “Restraints”) will be in effect preventing the consummation of the Merger, except that a party may not assert that this condition has not been satisfied unless such party has used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered to the extent required by and subject to Section 6.3.
Section 7.2    Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is further subject to the satisfaction, or waiver by Parent and Merger Sub, at or before the Effective Time of the following conditions:
(a)    Representations and Warranties. The representations and warranties of the Company:
(i)    as set forth in Section 3.2 (Authorization; Validity of Agreement; Company Action), Section 3.17 (Opinion of Financial Advisor), Section 3.18 (Brokers or Finders) Section 3.19 (State Takeover Statutes), Section 3.4 (Capitalization) and Section 3.6(b) (Absence of Certain Changes) will be true and correct in all respects (other than, in the case of Section 3.4, any such failure to be so true and correct that is de minimis in nature) as of the Signing Date and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak as of a specific date or time need only be so true and correct as of such date or time);
(ii)    set forth in Section 3.1 (Organization), Section 3.21 (OFAC) and Section 3.22 (Anti-Terrorism Laws) will be true and correct in all material respects (without giving effect to any “materiality” or “Material Adverse Effect” or similar qualifier set forth therein) as of the Signing Date and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak as of a specific date or

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time need only be true and correct in all material respects as of such date or time); and
(iii)    set forth in this Agreement, other than those representations and warranties specifically identified in Section 7.2(a)(i) and Section 7.2(a)(ii), will be true and correct in all respects (without giving effect to any “materiality” or “Material Adverse Effect” or similar qualifier set forth therein) as of the Signing Date and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak as of a specific date or time need only be true and correct as of such date or time), except where the failure of such representations and warranties to be true and correct in all respects (without giving effect to any “materiality” or “Material Adverse Effect” or similar qualifier set forth therein) has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
(b)    Performance of Obligations of the Company. The Company will have in all material respects performed or complied with each of the covenants and agreements contained in this Agreement to be performed or complied with by it before or on the Closing Date.
(c)    Officer’s Certificate. The Company will have furnished Parent with a certificate dated the Closing Date signed on its behalf by its chief executive officer or another senior executive officer to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.
(d)    REIT Opinion. Parent shall have received a written opinion of Jones Day, dated as of the Closing Date and in form and substance as set forth in Exhibit C and with such changes as are mutually agreeable to Parent and the Company, such agreement not to be unreasonably withheld, to the effect that, (i) since the commencement of its taxable year which began January 1, 2010 through its taxable year ending on the December 31, 2014, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and (ii) the Company’s organization and method of operation through the Effective Time and its proposed method of operation thereafter will permit the Company to meet, through the end of its taxable year that includes the Effective Time, the requirements for qualification and taxation as a REIT under the Code, which opinion shall be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in the tax representation letter described in Section 6.13 (including that the Company continue to be owned, organized and operated in a manner consistent with the requirements for qualification and taxation as a REIT after the Effective Time). The associated representations must be in form and substance reasonably satisfactory to Parent.
(e)    Taxable REIT Subsidiary Elections. With respect to Associated Estates Management Company, Merit Enterprises, Inc. and MIG II Realty Advisors, Inc., Parent shall have received either (x) correct, complete and executed Taxable REIT

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Subsidiary elections for such entity in effect at all times since March 31, 2001 or (y) records from the IRS indicating to Parent’s satisfaction that such elections have been in effect at all times since March 31, 2001.
Section 7.3    Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction, or waiver by the Company, on or before the Closing Date of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement will be true and correct in all respects as of the Signing Date and as of the Effective Time as though made at and as of the Effective Time (except that representations and warranties that by their terms speak as of a specific date or time need only be true and correct as of such date or time), except where the failure of any such representations and warranties to be true and correct (without giving effect to any “materiality” or similar qualifier set forth therein) has not and would not reasonably be expected to, either individually or in the aggregate, prevent or materially impair the ability of Parent or Merger Sub to consummate the Transactions.
(b)    Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub will have performed or complied in all material respects with each of the covenants and agreements contained in this Agreement to be performed or complied with by it before or on the Closing Date.
(c)    Officer’s Certificate. Each of Parent and Merger Sub will have furnished the Company with a certificate dated the Closing Date signed on its behalf by its chief executive officer or another senior executive officer to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.
Section 7.4    Frustration of Closing Conditions. Neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied to excuse it from its obligation to effect the Merger if such failure was caused by such party’s failure to comply with its obligations to consummate the Merger, the other Transactions and the Financing to the extent required by this Agreement.
ARTICLE VIII
TERMINATION
Section 8.1    Termination. This Agreement may be terminated and the Merger may be abandoned at any time before the Effective Time (notwithstanding any Shareholder Approval):
(a)    by mutual written consent of Parent, Merger Sub and the Company;
(b)    by either Parent or the Company if:

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(i)    the Merger has not been consummated on or before October 19, 2015 (“Outside Date”), except that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) will not be available to any party that has breached any provision of this Agreement, where such breach has resulted in the failure to consummate the Merger;
(ii)    any Order that is final and nonappealable will have been issued or taken by a Governmental Entity restraining or otherwise prohibiting consummation of the Merger, except that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) will have used reasonable best efforts to prevent the entry of such Order to the extent required by and subject to Section 6.3; or
(iii)    if the Special Meeting (including any adjournments and postponements thereof) will have concluded without the Shareholder Approval having been obtained by reason of the failure to obtain the required vote of the holders of Shares;
(c)    by the Company before the receipt of the Shareholder Approval, in order to concurrently enter into a Company Acquisition Agreement with respect to a Company Superior Proposal, except that the Company shall have complied with Section 5.2 and shall have paid or shall concurrently pay the fees due under Section 8.2(b);
(d)    by Parent before the Special Meeting, if the Company Board shall have made a Company Adverse Recommendation Change or Change of Recommendation;
(e)    by the Company, if there shall have been a breach of any of the covenants or failure to be true of any of the representations or warranties on the part of Parent, which breach or failure to be true, either individually or in the aggregate (i) would result in a failure of a condition set forth in Section 7.1 or Section 7.3 and (ii) that is not cured within the earlier of (A) the Outside Date and (B) 15 days following written notice to Parent, except that (x) the Company will have given Parent written notice, delivered at least 15 days before such termination (or promptly, if such notice is given within 15 days of the Outside Date), stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(e) and (y) the Company will not have the right to terminate this Agreement pursuant to this Section 8.1(e) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;
(f)    by Parent, if there will have been a breach of any of the covenants or failure to be true of any of the representations or warranties on the part of the Company which breach or failure to be true, either individually or in the aggregate (i) would result in a failure of a condition set forth in Section 7.1 or Section 7.2 and (ii) that is not cured within the earlier of (A) the Outside Date and (B) 15 days following written notice to the Company, except that Parent will have given the Company written notice,

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delivered at least 15 days before such termination (or promptly, if such notice is given within 15 days of the Outside Date), stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(f), except that Parent will not have the right to terminate this Agreement pursuant to this Section 8.1(f) if Parent is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or
(g)    by the Company by giving written notice to Parent if (i) all of the conditions set forth in Sections 7.1 and 7.2 (other than conditions that are to be satisfied by actions taken at the Closing) have been satisfied, (ii) the Company is prepared to consummate the Closing, and (iii) Parent fails to consummate the Closing when the Closing should have occurred pursuant to Section 1.2.
A terminating party will provide written notice of termination to the other parties specifying the reason for such termination. If more than one provision of this Section 8.1 is available to a terminating party in connection with a termination, a terminating party may rely on any and all available provisions in this Section 8.1 for any such termination.
Section 8.2    Effect of Termination.
(a)    If this Agreement is terminated pursuant to Section 8.1, this Agreement will become void and of no effect with no liability on the part of any party hereto (or any shareholder, director, officer, employee or Representative of such party or any Financing Sources Related Party) to the other party hereto, except that the provisions of Section 6.6, the indemnification and reimbursement obligations of Section 6.12, this Section 8.2, Article IX and Article X hereof and the provisions of the Confidentiality Agreement will survive such termination, except that no party hereto or the Guarantors will be relieved or released from liability for damages arising out of, any (i) knowing material breach of any of its representations and warranties contained in this Agreement or (ii) deliberate material breach of any of its covenants contained in this Agreement. No party hereto claiming that such breach occurred will have any duty or otherwise be obligated to mitigate any such damages. For purposes of this Section 8.2(a), (A) a “knowing” breach of a representation and warranty will be deemed to have occurred only if the Company or Parent or Merger Sub had actual Knowledge of such breach as of the Signing Date and (B) a “deliberate” breach of any covenant or agreement will be deemed to have occurred only if the other party hereto took or failed to take action with actual Knowledge that the action so taken or omitted to be taken would, or would be reasonably expected to, cause a breach of this Agreement (it being understood that the failure of the Company or Parent to consummate the Transactions when required under the terms of this Agreement will constitute a deliberate material breach) and the aggrieved party hereto will be entitled to all rights and remedies available at law or in equity, including in the case of a breach by Parent or Merger Sub, liability to the Company for damages, determined taking into account all relevant factors, including the loss of the benefit of the Merger to the Company and the lost shareholder premium. The individuals specified in the definition of “Knowledge” (1)

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have read this Agreement, including the representations, warranties and covenants contained in this Agreement, (2) have reviewed with counsel the representations, warranties and covenants contained in this Agreement, and (3) for purposes of this Section 8.2(a), will be deemed to understand the meanings of the representations, warranties and covenants contained in this Agreement.
(b)    If this Agreement is terminated (i) by Parent pursuant to the provisions of Section 8.1(d), (ii) by the Company pursuant to the provisions of Section 8.1(c) or (iii) by either the Company or by Parent pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) and (A) before such termination a Company Takeover Proposal is received by the Company or becomes publicly known, and (B) at any time on or before the 12-month anniversary of such termination, the Company or any of its Subsidiaries enters into or consummates a transaction with respect to any Company Takeover Proposal or any Company Takeover Proposals are consummated (except that solely for purposes of this Section 8.2(b)(iii)(B), the term “Company Takeover Proposal” will have the meaning set forth in the definition of Company Takeover Proposal except that all references to 20% will be deemed references to 50%) the Company will pay Parent the Termination Fee by wire transfer (to an account designated by Parent) in immediately available funds (x) in the case of clause (i) of this Section 8.2(b), within two Business Days after such termination, (y) in the case of clause (ii) of this Section 8.2(b), before or concurrently with, and as a condition to, such termination, and (z) in the case of clause (iii) of this Section 8.2(b), upon the earlier of entering into such definitive agreement with respect to a Company Takeover Proposal or consummation of the transactions contemplated by a Company Takeover Proposal. If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(iii), then the Company shall promptly (but in no event more than two Business Days following such termination) reimburse Parent for transaction expenses in the amount of $20,000,000 (“Expenses”), by wire transfer of same day funds to one or more accounts designated by Parent; provided, that if the Company becomes obligated to pay the Termination Fee pursuant to a termination under Section 8.1 (b)(iii), the Termination Fee shall be reduced to the extent of any Expenses actually paid to Parent. “Termination Fee” means a cash amount equal to $60,000,000. Notwithstanding anything to the contrary in this Agreement, payment of the Termination Fee will constitute liquidated damages, and from and after such termination as described in this Section 8.2(b), the Company will have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby other than as provided under Section 8.2(a), this Section 8.2(b) and Section 8.2(c). Notwithstanding anything in this Agreement to the contrary, under no circumstances, (other than as provided in Section 8.2(a)) will Parent be entitled to monetary damages for any loss or other liability of any kind suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or the failure of the Transactions to be consummated in excess of the Termination Fee together with any amounts due pursuant to Section 8.2(c) (it being understood that in the case of liability as provided in Section 8.2(a), any prior payment of the Termination Fee shall be taken into account when determining any remedies). In no event will Parent be entitled to the Termination Fee on more than one occasion.

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(c)    The Company and Parent acknowledge that the agreements contained in Section 8.2(b) are integral parts of the Transactions, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner any amount due pursuant to Section 8.2(b), and, in order to obtain such payment, Parent or Merger Sub commences a claim, action, suit or other proceeding that results in a judgment against the Company, the Company will pay to Parent interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made plus 1%, together with reasonable legal fees and expenses incurred in connection with such claim, suit, proceeding or other action.
ARTICLE IX
MISCELLANEOUS
Section 9.1    Amendment and Waivers. Subject to applicable Law and the rules and regulations of the NYSE and NASDAQ, and in accordance with the immediately following sentence, this Agreement may be amended by the parties hereto by action taken or authorized by or on behalf of their respective boards of directors, at any time before the Closing Date, whether before or after adoption of this Agreement by the shareholders of the Company and Merger Sub, except that, after adoption of this Agreement by the shareholders of the Company, no amendment may be made that by law or in accordance with the rules and regulations of NYSE or NASDAQ requires the further approval of the shareholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto, provided that, notwithstanding anything in this Agreement to the contrary, this Section 9.1, Section 9.6, Section 9.8(b), Section 9.11 and Section 9.12 may not be amended or modified in whole or in part in a manner that adversely affects any Financing Sources Related Party without the written consent of the Financing Sources. At any time before the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties by the other party contained in this Agreement or in any document delivered pursuant hereto, and (iii) subject to the requirements of applicable Law, waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.
Section 9.2    Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement will survive after the Effective Time. This Section 9.2 will not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

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Section 9.3    Expenses. Except as otherwise specifically provided in this Agreement, all fees, costs and expenses (including all legal, accounting, broker, finder or investment-banker fees) incurred in connection with this Agreement, the Transactions and the Financing are to be paid by the party incurring such fees, costs and expenses.
Section 9.4    Notices. Any and all notices or other communications or deliveries required or permitted to be provided in this Agreement will be in writing and sent by electronic mail or by nationally recognized overnight courier service and will be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via electronic mail at the email address specified in this Section 9.4 before 5:00 p.m. (New York City time) on a Business Day and a copy is sent on such Business Day by nationally recognized overnight courier service, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via electronic mail at the email address specified in this Section 9.4 later than 5:00 p.m. (New York City time) on any date and earlier than 12 midnight (New York City time) on the following date and a copy is sent no later than such date by nationally recognized overnight courier service, or (iii) when received, if sent by nationally recognized overnight courier service (other than in the cases of clauses (i) and (ii) above). The address for such notices and communications will be as follows:
(a)    if to Parent or Merger Sub, to:
Brookfield Property Group
Brookfield Place
250 Vesey Street
New York, NY 10281
Email: Brian.kingston@brookfield.com; Murray.goldfarb@brookfield.com
Attention: Brian Kingston and Murray Goldfarb
with a copy to:
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Email: nwhoriskey@cgsh.com
Attention: Neil Q. Whoriskey

(b)    if to the Company, to:
Associated Estates Realty Corporation
1 AEC Parkway
Richmond Heights, Ohio 44202
Email: sirwin@associatedestates.com
Attention: General Counsel

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with a copy to:
Jones Day
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114
Email: jpdougherty@jonesday.com
Attention:    James P. Dougherty, Esq.

Each party consents to service in accordance with this Section 9.4 of any process, summons, notice or document that may be served in any proceeding in the state and federal courts located in Cleveland, Ohio (or the appellate courts thereof).

Section 9.5    Counterparts. This Agreement may be executed in two or more counterparts all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties by physical or electronic transmission.
Section 9.6    Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Company Disclosure Letter), the Guaranty, the Equity Commitment Letter and Sections 1, 2 (other than Section 2.4) and 6 of the Confidentiality Agreement (except to the extent inconsistent with the terms of this Agreement) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and (b) except for the provisions in Section 6.7 (which provisions may be enforced directly by Indemnified Parties), and Section 9.1, this Section 9.6, Section 9.8(b), Section 9.11 and Section 9.12 (which provisions may be enforced directly by the Financing Sources) is not intended to and will not confer upon any Person other than the parties to this Agreement and their permitted assigns any rights, benefits or remedies of any nature whatsoever, other than the right of the holders of Shares of the Company to receive the Merger Consideration after the Closing (a claim with respect to which may not be made unless and until the Effective Time will have occurred). The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with the terms of this Agreement without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Accordingly, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the Signing Date or as of any other date.

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Section 9.7    Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other Governmental Entity declares that any term or provision of this Agreement is invalid, void or unenforceable, the parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible and the parties agree that the court making such determination will have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.
Section 9.8    Governing Law.
(a)    This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, the Transactions or the Financing, will be governed by, and construed in accordance with, the Laws of the State of Ohio and the mandatory provisions of the DGCL, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction.
(b)    Notwithstanding anything to the contrary contained in this Agreement, each of the parties (i) agrees that it will not bring, permit any of its Affiliates to bring or support any Person in any action, suit or proceeding of any kind or description, whether in law, equity, contract, tort or otherwise, involving any of the Financing Sources in any way relating to this Agreement, any of the Transactions or the Financing, including any dispute arising out of or relating in any way to the Debt Commitment Letters or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York, (ii) agrees that, except as specifically set forth in the Debt Commitment Letters, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) involving any of the Financing Sources in any way relating to the Debt Commitment Letters or the performance thereof or the financings contemplated thereby, will be exclusively governed by, and construed in accordance with, the internal Laws of the State of New York, without giving effect to principles or rules or conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction, and (iii) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether in law, equity, contract, tort or otherwise) directly or indirectly arising out of or relating in any way to the Debt Commitment Letters or the performance thereof or the financings contemplated thereby. The Financing Sources Related Parties are intended third-party beneficiaries of this Section 9.8(b).

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(c)    Subject to Section 9.8(b), any action, suit or proceeding based upon, arising out of or related to this Agreement, the Transactions or the Financing will be brought in the state and federal courts located in the Borough of Manhattan within the City of New York (or the appellate courts thereof), and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such action, suit or proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the action, suit or proceeding will be heard and determined only in any such court, and agrees not to bring any action, suit or proceeding arising out of or relating to this Agreement, the Transactions or the Financing in any other court. Nothing in this Agreement contained will be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any action, suit or proceeding brought pursuant to this Section 9.8(c).
Section 9.9    Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations in this Agreement may be assigned or delegated (a) by Parent without the prior written consent of the Company or (b) by the Company without the prior written consent of Parent. Notwithstanding the foregoing, after the Closing, Parent may assign all of its rights to payment under this Agreement for collateral security purposes to any lender providing financing to Parent pursuant to the Debt Commitment Letter, but no such assignment will relieve Parent or Merger Sub of any liability or obligation under this Agreement.

Section 9.10    Specific Performance; Limitation of Liability.
(a)    The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them in this Agreement to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (i) the parties will be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, before the valid termination of this Agreement in accordance with Section 8.1, this being in addition to any other remedy to which they are entitled under this Agreement, (ii) the provisions set forth in Section 8.2 (A) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (B) will not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement, and (iii) the right of specific enforcement is an integral part of the Transactions such that without that right none of the Company, Parent or Merger Sub would have entered into this Agreement. Each party agrees that

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it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party entitled to an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.10(a) will not be required to provide any bond or other security in connection with any such injunction and any party against whom such injunction is entered expressly waives any bond or security in connection therewith.
(b)    [Reserved].
(c)    For the avoidance of doubt, the Company may pursue both a grant of specific performance to the extent permitted by this Section 9.10 and the payment of damages as contemplated by Section 8.2(a), but shall not be entitled or permitted to receive an award of damages if specific performance is awarded and consummation of the Merger occurs and shall not be entitled or permitted to receive an award of specific performance if damages are awarded.
(d)    Notwithstanding any provision of this Agreement to the contrary, in no event shall the parties be liable hereunder for any consequential, incidental, indirect, exemplary, special or punitive damages (other than consequential damages that were reasonably foreseeable at the Signing Date).
Section 9.11    Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as parties hereto (and the Guarantors in accordance with the Guaranty and the Equity Commitment Letter) and then only with respect to the specific obligations set forth in this Agreement with respect to such party or, with respect to the Guarantors, set forth in the Guaranty or the Equity Commitment Letter, except that nothing in this Agreement will limit the rights and remedies of the Company and its Affiliates under the Confidentiality Agreement. Without limiting the Company’s rights and remedies under the Confidentiality Agreement, except for the Guarantors in accordance with the Guaranty and the Equity Commitment Letter (and then only to the extent of the specific obligations undertaken by the Guarantors set forth in the Guaranty or the Equity Commitment Letter), (x) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, representative or Affiliate of any named party to this Agreement and (y) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, advisor, representative or Affiliate of any of the foregoing, and (z) no other Financing Sources Related Party will have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Parent or Merger Sub under this Agreement (whether for indemnification or otherwise) or for any claim based on, arising out of or related to this Agreement or the Transactions. In no event shall the Company or any of its Affiliates, and the Company agrees not to and to cause its

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Affiliates not to, seek to enforce this Agreement or the Debt Financing against, make any claims for breach of this Agreement or the Debt Financing against, assert any other right or claim against or seek to recover monetary damages from, or otherwise sue, any Financing Sources Related Party. The Financing Sources Related Parties are intended third-party beneficiaries of this Section 9.11.
Section 9.12    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO (OR THE PROVIDERS OF THE FINANCING CONTEMPLATED IN THE COMMITMENT LETTERS, OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.
ARTICLE X
DEFINITIONS; INTERPRETATION
Section 10.1    Cross References. Each of the following terms is defined in the section set forth opposite such term.
Defined Term    Section

Agreement    Preamble
Alternative Financing    6.11
Annual Meeting    3.2(c)
Antitrust Laws    6.3(d)
Articles of Incorporation    1.5(a)
Bonus Amounts    6.9(c)
Book-Entry Shares    2.1(a)
Certificate of Merger    1.3
Certificates    2.1(a)
Change of Recommendation    5.2(e)
Closing Date    1.2
Closing    1.2
Code of Regulations    1.5(b)
Commitment Letters    4.6(b)
Company Acquisition Agreement    5.2(d)
Company Adverse Recommendation Change    5.2(d)
Company Board    3.2(a)
Company Class A Preferred Shares    3.4(a)
Company Class B Preferred Shares    3.4(a)
Company Common Shares    3.4(a)
Company Disclosure Letter    Article III Preamble
Company Financial Statements    3.5(a)
Company Noncumulative Preferred Shares    3.4(a)
Company Non-Union Employees    6.9(a)
Company Permits    3.8

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Company Plan    3.12(a)
Company Preferred Shares    3.4(a)
Company Recommendation    3.2(c)
Company SEC Documents    3.5(a)
Company Title Insurance Policy    3.13(h)
Company    Preamble
Confidentiality Agreement    3.24
Covered Employees    3.12(a)
Current Premium    6.7(c)
Data Room    3.24
Debt Commitment Letter    4.6(b)
Debt Documents    6.11
Debt Financing    4.6(b)
Debt Offers    6.17(b)
Deferred Compensation Plans    2.3(d)
Deferred Share Unit    2.3(d)
DGCL    1.1
Dissenting Shares    2.4(a)
Effective Time    1.3
Equity Commitment Letter    4.6(b)
Equity Financing    4.6(b)
ERISA    3.12(a)
Exchange Act    3.3(b)
Existing Capital Budget    5.1(viii)
Existing Operating Budget    5.1(viii)
Expenses    8.2(b)
Financial Advisor    3.17
Financing Purposes    4.6(b)
Financing Sources    4.6(b)
Financing    4.6(b)
Foreign Antitrust Laws    3.3(b)
GAAP    3.5(a)
General Enforceability Exceptions    3.2(a)
Governmental Entity    3.3(b)
Guarantors    Recitals
Guaranty    Recitals
HSR Act    3.3(b)
Material Contract    3.9(a)
Merger Consideration    2.1(a)
Merger Sub    Preamble
Merger    1.1
NASDAQ    3.3(b)
New Plans    6.9(b)
NYSE    3.3(b)
Offer Documents    6.17(b)
OGCL    1.1

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Old Plans    6.9(b)
Option Cash Payment    2.3(a)
Option    2.3(a)
Outside Date    8.1(b)(i)
Parent    Preamble
Paying Agent    2.2(a)
Payment Fund    2.2(a)
Payoff Letters    6.17
Performance Restricted Share    2.3(b)
Pre-closing Period    5.1
Proxy Statement    3.10
Record Date    6.2(b)
Representatives    5.2(a)
Restraints    7.1(c)
Restricted Share    2.3(c)
Revolving Credit Facility    5.1(vii)
Rights    3.4(a)
Securities Act    3.5(a)
Shareholder Approval    3.2(b)
Shares    Recitals
Signing Date    Preamble
SOX    3.5(c)
Special Meeting    6.2(b)
Surviving Corporation    1.1
Termination Fee    8.2(b)
Transfer Taxes    6.17

Section 10.2    Certain Terms Defined. Each of the following terms has the meaning set forth below for purposes of this Agreement:
“Acceptable Confidentiality Agreement” means any confidentiality agreement that contains customary confidentiality and standstill provisions, in each case, not less favorable to the Company than those set forth in the Confidentiality Agreement, provided that such confidentiality agreement shall not be required to restrict the submission of a Company Takeover Proposal to the Company Board on a confidential basis.
“Action” means any claim, action, suit, arbitration or proceeding by or before any Governmental Entity.
“Affiliates” has the meaning set forth in Rule 12b-2 of the Exchange Act.
“Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by Law or Order to close.

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“Code” means the Internal Revenue Code of 1986, as amended.
“Company Stock Awards” means outstanding Options, Performance Restricted Shares and Restricted Shares granted under the Company Stock Plans and Deferred Share Units deferred under the Deferred Compensation Plan.
“Company Stock Plans” means the Company’s 2001 Equity-Based Award Plan, 2008 Equity-Based Award Plan and 2011 Equity-Based Award Plan, in each case as amended from time to time.
“Company Superior Proposal” means a Company Takeover Proposal (i) that if consummated would result in a third party (or in the case of a direct merger between such third party and the Company, the shareholders of such third party) acquiring, directly or indirectly, more than 90% of the voting power of the Company Common Shares or all or substantially all the assets of the Company and its Subsidiaries, taken as a whole, for consideration consisting of cash, securities or both, (ii) that is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal, including all conditions contained therein, and (iii) that the Company Board determines in good faith, after consultation with legal counsel and its financial advisors (taking into account any changes to this Agreement proposed by Parent in response to a Company Takeover Proposal), is more favorable from a financial point of view to the shareholders of the Company than the consideration to be received by the shareholders of the Company in the Merger.
“Company Takeover Proposal” means (i) any inquiry, proposal or offer for or with respect to a merger, consolidation, business combination, recapitalization, reorganization, exchange offer, tender offer, binding share exchange, joint venture, dissolution or other similar transaction involving the Company, (ii) any inquiry, proposal or offer to acquire in any manner, directly or indirectly, more than 20% of the outstanding Company Common Shares, or (iii) any inquiry, proposal or offer to acquire in any manner (including the acquisition of stock in any Subsidiary of the Company), directly or indirectly, assets or businesses of the Company or its Subsidiaries representing more than 20% of the consolidated assets, revenues or net income of the Company, in each case, other than the Merger.
“Compliant” shall mean with respect to the Required Financial Information, that (a) such Required Financial Information, when taken as a whole (including any supplements and updated provided from time to time), does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements in such Required Financial Information, in light of the circumstances under which they were made, not materially misleading and (b) the Company’s auditors have not withdrawn any audit opinion with respect to any audited financial information contained in the Required Financial Information.
“Contract” means any agreement, lease, sublease, license, contract, note, bond, mortgage, indenture, deed of trust, franchise, concession, arrangement, obligation or other legally binding arrangement (whether written or oral).

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“Encumbrance” means any security interest, pledge, mortgage, deed of trust, lien, charge, hypothecation, lease, infringement, encroachment, restriction, right of first refusal, right of first offer, transfer restriction, any other adverse right or interest, or option to purchase or otherwise acquire any interest, conditional sales agreement, adverse claim of ownership or use, title defect, easement, right of way or other encumbrance of any kind.
“Environmental Laws” means all Laws relating to pollution, the protection or cleanup of the environment, including the ambient air, soil, surface water or groundwater, natural resources, the management, generation, labeling, use, treatment, storage, transportation, handling, disposal or release of Materials of Environmental Concern or relating to the protection of human health from exposure to Materials of Environmental Concern.
“Environmental Permits” means all Company Permits, registrations and other authorizations required under applicable Environmental Laws.
“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, that together with such Person would be deemed a “single employer” within the meaning of section 414 of the Code.
“Executive Order” means Executive Order No. 13224 of September 23, 2001, entitled Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)).
“Existing Notes” means the Company’s outstanding notes issued under the Notes Purchase Agreements.
“Financing Failure Event” shall mean any event or circumstance that would reasonably be expected to make all or any portion of the Debt Financing unavailable on the terms and conditions in the Debt Commitment Letter (including, as necessary, any “flex” provisions contained in the Debt Commitment Letter or any related fee letter) and, in the case of a portion of the Debt Financing, such portion is reasonably required to fund the transactions contemplated by this Agreement.
“Financing Sources Related Party” means the Financing Sources, and any of their respective former, current and future Affiliates, and any stockholders, partners, members, officers, directors, managers, incorporators, employees, attorneys, advisers, agents or other Representatives of the foregoing and successors or assigns of any of the foregoing.
“Indebtedness” means, with respect to any Person, without duplication, as of the date of determination (A) all obligations of such Person for borrowed money, including accrued and unpaid interest, and any prepayment fees or penalties, (B) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such Person issued or assumed as the deferred purchase price of property (including any potential future earn-out, purchase price adjustment, release of

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“holdback” or similar payment, but excluding obligations of such Person incurred in the ordinary course of business consistent with past practice), (D) all lease obligations of such Person capitalized on the books and records of such Person in accordance with GAAP, (E) all Indebtedness of others secured by an Encumbrance on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby have been assumed, (F) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions or similar arrangement (valued at the termination value thereof), (G) all letters of credit or performance bonds issued for the account of such Person, to the extent drawn upon, and (H) all guarantees and keepwell arrangements of such Person of any Indebtedness of any other Person other than a wholly owned subsidiary of such Person.
“Indemnified Party” means each current and former director or officer of the Company or any of its Subsidiaries and each such person who serves or served at the request of the Company as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, together with such person’s heirs, executors or administrators.
“Intellectual Property Rights” means United States or foreign intellectual property, including (i) patents and patent applications, together with all reissues, continuations, continuations-in-part, divisionals, provisionals, extensions and reexaminations thereof, (ii) trademarks, service marks, logos, trade names, corporate names, trade dress, including all goodwill associated therewith and all applications, registrations and renewals in connection therewith, (iii) copyrights and copyrightable works and all applications and registrations in connection with any of the foregoing, (iv) inventions and discoveries (whether patentable or not), industrial designs, trade secrets, confidential information and know-how, (v) computer software (including databases and related documentation), (vi) uniform resource locators, web site addresses, Internet domain names and registrations therefor, (vii) moral and economic rights of authors and inventors, and (viii) all other proprietary rights whether now known or hereafter recognized in any jurisdiction.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“IRS” means the Internal Revenue Service.
“Knowledge” means (i) with respect to Parent, the actual knowledge (after due inquiry or investigation) of the executive officers of Parent and (ii) with respect to the Company, the actual knowledge (after due inquiry or investigation) of Jeffrey Friedman, Lou Fatica, Jason Friedman, Scott Irwin, John Shannon, Dan Gold, Jeremy Goldberg and Swarup Katuri.
“Law” means any law, statute, code, ordinance, regulation or rule of any Governmental Entity.

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“Leased Real Property” means all material real property leased or subleased (including ground leased) or otherwise occupied, in whole or in part, (whether as a tenant or subtenant) by the Company or any Subsidiary of the Company, as set forth in Section 10.2(a) of the Company Disclosure Letter which states (i) the common name and complete address of each such property, and (ii) all leases, amendments, extensions, renewals, and guaranties related thereto in effect as of the Signing Date.
“Marketing Period” shall mean the first period of twenty (20) consecutive Business Days after the date hereof (a) commencing with the latest of (i) the date on which the Company mails the proxy statement to its stockholders, (ii) July 1, 2015 and (iii) on the first (1st) Business Day on which Parent shall have received the Required Financial Information and such Required Financial Information is Compliant and (b) throughout which (x) such Required Financial Information is Compliant and (y) the Company has continued to promptly deliver to the Parent the Required Financial Information pursuant to the terms hereof and updates and supplements to such Required Financial Information as necessary to maintain the accuracy and completeness thereof in all material respects; provided, that (A) the Marketing Period shall not include July 3, 2015 through and including July 6, 2015 (provided that the exclusion of any such dates shall not otherwise affect the running of such twenty (20) consecutive Business Day period); (B) that the Marketing Period must not include any day from and including August 22, 2015 through and including September 7, 2015.
Notwithstanding the foregoing, the Marketing Period shall not commence and shall be deemed not to have commenced if, on or prior to the completion of such twenty (20) consecutive Business Day period, (x) the Company (or any Affiliate thereof) has determined that a restatement of any financial information included in the Required Financial Information is required, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Financial Information has been amended and the requirements in clause (a) above would be satisfied on the first (1st) day of, clause (c) above would be satisfied throughout, and clauses (a) and (b) above would be satisfied on the last day of, such new twenty (20) consecutive Business Day period or (y) the Required Financial Information would not be Compliant at any time during such twenty (20) consecutive Business Day period, in which case a new twenty (20) consecutive Business Day period shall commence upon the delivery by the Company to the Parent of updated Required Financial Information that would be Compliant, and the requirements in clause (a) above would be satisfied on the first (1st) day of, clause (b) above would be satisfied throughout and clauses (a) and (b) above would be satisfied on the last day of, such new twenty (20) consecutive Business Day period.
Notwithstanding the provisions of this paragraph, the Marketing Period shall end on any earlier date on which the Debt Financing is consummated or in which the Marketing Period is satisfied under the terms of the Debt Commitment Letter. If at any time the Company shall in good faith believe that it has provided the Required Financial Information, it may deliver to Purchaser a written notice to that effect (stating when it believes it completed such delivery), in which case the requirement in the foregoing

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clause (a) will be deemed to have been satisfied as of the date of such notice, unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Financial Information and, within three (3) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Financial Information the Company has not delivered); provided, that the parties hereto understand and agree that the delivery of such written notice from Parent to the Company will not prejudice the Company’s right to assert that the Required Financial Information has in fact been delivered.
“Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects and occurrences, has or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, but will not include facts, circumstances, events, changes, effects or occurrences to the extent attributable to (A) any changes in general United States or global economic conditions, except to the extent such conditions have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industries in which the Company and its Subsidiaries operate, (B) any changes in conditions generally affecting any of the industries in which the Company and its Subsidiaries operate, except to the extent such conditions have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industries in which the Company and its Subsidiaries operate, (C) any decline in the market price of the Company Common Shares (it being understood that the facts or occurrences giving rise to or contributing to such decline may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to have, a Material Adverse Effect), (D) regulatory, legislative or political conditions or securities, credit, financial or other capital-markets conditions, in each case in the United States or any foreign jurisdiction, except to the extent such conditions have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industries in which the Company and its Subsidiaries operate, (E) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (F) the execution and delivery of this Agreement or the public announcement, pendency or consummation of the Merger or any of the Transactions or the Financing, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and any litigation arising from allegations of any breach of fiduciary duty relating to this Agreement or the Transactions (provided that the exception in this clause (F) does not apply for purposes of any representation set forth in Article III that addresses the consequences of the execution, delivery or public announcement or pendency or consummation of this Agreement), (G) any change in applicable Law or GAAP (or authoritative interpretations thereof), except to the extent such changes have a

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disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industries in which the Company and its Subsidiaries operate, (H) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the Signing Date, except to the extent such conditions or events have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to others in the industries in which the Company and its Subsidiaries operate or (I) any hurricane, tornado, flood, earthquake or other natural disaster (except to the extent of any damage caused by a hurricane, tornado, flood, earthquake or other natural disaster that is not fully compensated by insurance proceeds).
“Materials of Environmental Concern” means (a) any pollutant, contaminant, chemical or hazardous, acutely hazardous or toxic substance or waste, in each case, as defined or regulated under Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act and the federal Resource Conservation and Recovery Act and (b) petroleum (including crude oil or any fraction thereof), asbestos and asbestos-containing materials, radon, lead-based paint, radioactive materials and polychlorinated biphenyls.
“Notes Purchase Agreements” means (i) Note Purchase Agreement, dated January 22, 2013, by and between Associated Estates Realty Corporation and the purchasers of the Notes party thereto (including the forms of 4.02% Senior Notes, Series A, due January 22, 2021 and 4.45% Senior Notes, Series B, due January 22, 2023) and (ii) Note Purchase Agreement, dated October 21, 2013, by and between Associated Estates Realty Corporation and the purchasers of the Notes party thereto (including the forms of 4.29% Senior Notes, Series A, due October 21, 2020 and 4.94% Senior Notes, Series B, due January 8, 2024), collectively.
“Order” means any order, writ, decision, judgment, ruling, injunction, assessment, award or decree of any Governmental Entity.
“Owned Real Property” means all real property owned by the Company or any Subsidiary of the Company, as set forth in Section 10.2(b) of the Company Disclosure Letter which lists the common name and the complete address of each such property.
“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001, as amended from time to time)).
“Permitted Encumbrances” means (i) Encumbrances that relate to Taxes, assessments and governmental charges or levies imposed upon the Company that are not yet due and payable or that may be paid thereafter without penalty or that are being contested in good faith by appropriate proceedings and for which reserves have been established on the most recent financial statements included in the Company SEC Documents, (ii) Encumbrances imposed by Law that relate to obligations that are not yet due and have arisen in the ordinary course of business and which could not reasonably be expected to result in forfeiture of the involved property, (iii) pledges or

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deposits arisen in the ordinary course of business to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (iv) mechanics’, carriers’, workers’, repairers’ and similar Encumbrances imposed upon the Company arising or incurred in the ordinary course of business or operation of law and that relate to obligations that are not delinquent or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established, (v) Encumbrances that relate to zoning, entitlement and other land-use and environmental Laws that are not violated (not including violations due solely to a property being legal non-conforming) by any current use, occupancy or activity conducted by the Company, and which are imposed by any Governmental Entity, (vi) customary title defects, survey exceptions, easements, reciprocal easement agreements, (vii) utility easements for electricity, gas, water, sanitary sewer, surface-water drainage or other general easements granted to Governmental Entities in the ordinary course of developing or operating any Site, (viii) as to any Leased Real Property, any Encumbrance affecting any interest of the lessor thereof, and (viii) any matters disclosed in written reports delivered or made available to Parent in the Data Room by the Company before the Signing Date; provided, however, that none of the foregoing, individually or in the aggregate, would reasonably be expected to materially adversely affect the use or value of the property to which they relate.
“Person” means a natural person, sole proprietorship, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated society or association, joint venture, Governmental Entity or other legal entity or organization.
“REIT” means real estate investment trust, within the meaning of Sections 856 through 860 of the Code.
“Required Financial Information” shall have the meaning given to it in Section 6.12.
“Revolving Credit Facility Agreement” means the Second Amended and Restated Credit Agreement, dated as of January 12, 2012, by and among Associated Estates Realty Corporation, PNC Bank, National Association and other entities who are parties thereto, as amended.
“Sanctions Laws and Regulations” means (i) any sanctions or requirements imposed by, or based upon the obligations or authorities set forth in, the PATRIOT Act, the Executive Order No. 13224 of September 23, 2001, entitled Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), the U.S. International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the U.S. Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), the U.S. Syria Accountability and Lebanese Sovereignty Act, the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 or the Iran Sanctions Act, Section 1245 of the National Defense Authorization Act of 2012, all as amended, or any of the foreign assets control regulations (including but not limited to 31 C.F.R., Subtitle B, Chapter V, as amended) or any other law or executive order

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relating thereto administered by the U.S. Department of the Treasury Office of Foreign Assets Control, and any similar law, regulation, or executive order enacted in the United States after the date of this Agreement and (ii) any sanctions or requirements imposed under similar laws or regulations enacted by the European Union or the United Kingdom that apply to the Company or its Subsidiaries.
“SEC” means the United States Securities and Exchange Commission.
“Site” means each location where the Company or any Subsidiary of the Company conducts business, including each Owned Real Property and Leased Real Property.
“Subsidiary” means, with respect to any Person, any foreign or domestic corporation or other entity, whether incorporated or unincorporated, of which (a) such Person or any other Subsidiary of such Person is a general partner or a managing member (excluding such partnerships and limited liability companies where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership or limited liability company) or (b) at least a majority of the securities or other equity interests having by their terms ordinary voting power to elect a majority of the directors or others performing similar functions with respect to such corporation or other entity is directly or indirectly owned or controlled by such Person, one or more of such party’s Subsidiaries or such party and one or more of its Subsidiaries. For the avoidance of doubt, AERC 8th and Harrison, LLC, AERC Bethesda JV, LLC, and AERC Legendary JV, LLC are each a Subsidiary of the Company.
“Tax” or “Taxes” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
“Tax Protection Agreements” means any agreement to which the Company or any of its Subsidiaries is a party pursuant to which the Company or any of its Subsidiaries has agreed to (i) maintain a minimum level of debt or continue a particular debt or allocate a certain amount of debt to a particular owner, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, and/or (iv) only dispose of assets in a particular manner, in each case for Tax reasons.
“Tax Return” or “Tax Returns” means all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return related to Taxes.
“Term Loan Credit Agreement” means the Amended and Restated Term Loan Agreement, dated as of July 25, 2014, by and among Associated Estates Realty Corporation and PNC Bank, National Association and other entities who are parties thereto.

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“Term Loan Credit Facility” means the Company’s outstanding term loan issued under the Term Loan Credit Agreement.
“Transactions” means the Merger and the other transactions contemplated by this Agreement, other than the Financing.
Section 10.3    Other Definitional and Interpretative Provisions. The following provisions will be applied wherever appropriate in this Agreement: (i) “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words refer to this Agreement in its entirety and not solely to the particular portion of this Agreement in which any such word is used; (ii) all definitions set forth in this Agreement will be deemed applicable whether the words defined are used in this Agreement in the singular or the plural; (iii) wherever used in this Agreement, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders; (iv) all accounting terms not specifically defined in this Agreement will be construed in accordance with GAAP; (v) this Agreement will be deemed to have been drafted by the parties and this Agreement will not be construed against any party as the principal draftsperson hereof; (vi) any references in this Agreement to a particular Section, Article, or Exhibit means a Section or Article of, or an Exhibit to, this Agreement unless another agreement is specified; (vii) all references or citations in this Agreement to statutes or regulations or statutory or regulatory provisions will, when the context requires, be considered citations to such statutes, regulations, or provisions directly or indirectly superseding such statutes, regulations, or provisions; (viii) the Company Disclosure Letter is incorporated in this Agreement by reference and will be considered part of this Agreement; (ix) the headings in this Agreement are for convenience of identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof; (x) unless otherwise expressly provided, wherever the consent of any Person is required or permitted in this Agreement, such consent may be withheld in such Person’s sole and absolute discretion; (xi) “including” means “including, without limitation”; (xii) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; and (xiii) reference to “dollars” or “$” will be deemed reference to the lawful money of the United States of America. Any capitalized terms used in any Exhibit or in the Company Disclosure Letter but not otherwise defined therein, will have the meaning as defined in this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If any ambiguity or question of intent or interpretation arises, the entirety of this Agreement will be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
Section 10.4    Tax Objectives. Notwithstanding anything in this Agreement including Section 9.1 hereof, in the event that Parent notifies the Company at any time that it wishes to amend the terms of this Agreement in order to achieve its tax planning objectives, including the objective of causing the Merger to be treated as an asset sale for tax purposes, the Company shall promptly execute any reasonable amendments proposed by Parent to achieve such objectives, if such amendments do not (a) cause

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the Company to incur costs (other than legal expenses) that will not be reimbursed by Parent, (b) materially delay the Closing, (c) reduce the Merger Consideration, (d) introduce additional conditions to the Closing in Article VII (provided that the amendments may amend certain conditions in Article VII to reflect any revised tax structure), (e) introduce additional representations, warranties or covenants except as required in order to effect Parent’s tax objectives or (f) become effective prior to the Business Day immediately preceding the Closing.
[Signatures on Following Page.]

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the Signing Date.

BSREP II Aries Pooling LLC
By:	/s/ Murray Goldfarb
	Name:	Murray Goldfarb
	Title:	Managing Partner

BSREP II Aries DE Merger Sub Inc.
By:	/s/ Murray Goldfarb
	Name:	Murray Goldfarb
	Title:	Managing Partner

Associated Estates Realty Corporation
By:	/s/ Jeffrey I. Friedman
	Name:	Jeffrey I. Friedman
	Title:	Chairman, President & Chief Executive Officer

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